Execution Version

ASSET PURCHASE AGREEMENT
by and among
AES OHIO GENERATION, LLC
as Seller,
DPL INC.
as Parent,
KIMURA POWER, LLC
as Buyer
and
ROCKLAND POWER PARTNERS III, LP
as Guarantor
–––––––––––––––––––––––––––––––––––
Dated as of December 15, 2017

Page
ARTICLE 1 DEFINITIONS AND RULES OF CONSTRUCTION    1

SECTION 1.01	Definitions 1

SECTION 1.02	Rules of Construction. 2
ARTICLE 2 PURCHASE AND SALE    3

SECTION 2.01	Purchase and Sale of Acquired Assets. 3

SECTION 2.02	Purchase Price and Closing. 7

SECTION 2.03	Closing Deliveries 8

SECTION 2.04	Post-Closing Adjustment. 10
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER    11

SECTION 3.01	Organization and Existence 11

SECTION 3.02	Authorization 11

SECTION 3.03	Consents of Seller 11

SECTION 3.04	Noncontravention 11

SECTION 3.05	Book Amounts; Absence of Changes; No Undisclosed Liabilities 12

SECTION 3.06	Litigation 12

SECTION 3.07	Compliance with Laws and Permits 12

SECTION 3.08	Contracts 13

SECTION 3.09	Ownership of Assets 14

SECTION 3.10	Employee Matters 14

SECTION 3.11	Environmental Matters 14

SECTION 3.12	Taxes 15

SECTION 3.13	Intercompany Obligations 15

SECTION 3.14	Indebtedness of Seller 15

SECTION 3.15	Real Property 16

SECTION 3.16	Insurance 17

SECTION 3.17	Intellectual Property 17

SECTION 3.18	Support Obligations 17

SECTION 3.19	Brokers 17

SECTION 3.20	Exclusive Representations and Warranties 17
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER    18

SECTION 4.01	Organization and Existence 18

SECTION 4.02	Authorization 18

SECTION 4.03	Consents of Buyer 18

SECTION 4.04	Noncontravention 18

SECTION 4.05	Litigation 19

SECTION 4.06	Compliance with Laws 19

SECTION 4.07	Available Funds; Source of Funds 19

SECTION 4.08	Investigation 19

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SECTION 4.09	Disclaimer Regarding Projections 20

SECTION 4.10	Legal Impediments 20

SECTION 4.11	Brokers 20

SECTION 4.12	Exclusive Representations or Warranties 20
ARTICLE 5 COVENANTS    21

SECTION 5.01	Information Pending Closing 21

SECTION 5.02	Conduct of Business Pending the Closing 21

SECTION 5.03	Tax Matters 23

SECTION 5.04	Confidentiality; Publicity 25

SECTION 5.05	Post-Closing Books and Records 26

SECTION 5.06	Expenses 26

SECTION 5.07	Employee Matters 26

SECTION 5.08	Further Actions 29

SECTION 5.09	Obligations of Buyer Guarantor 31

SECTION 5.10	Names Following the Closing 32

SECTION 5.11	Post-Closing Cooperation 32

SECTION 5.12	Proration of Charges 32

SECTION 5.13	Insurance; R&W Insurance 33

SECTION 5.14	Casualty and Condemnation 33

SECTION 5.15	Financing 34

SECTION 5.16	Title Insurance Policy; Survey 35

SECTION 5.17	Capacity Obligations; Transfer of Revenues and Obligations 36

SECTION 5.18	Environmental Matters 36

SECTION 5.19	Emission Allowances 37
ARTICLE 6 CONDITIONS TO CLOSING    37

SECTION 6.01	Conditions to Each Party’s Obligations 37

SECTION 6.02	Conditions to Obligation of Buyer 38

SECTION 6.03	Conditions to Obligation of Seller 38

SECTION 6.04	Frustration of Closing Conditions 39
ARTICLE 7 SURVIVAL AND RELEASE    39

SECTION 7.01	Survival of Certain Representations and Warranties 39

SECTION 7.02	“As Is” Sale; Release 39

SECTION 7.03	Certain Limitations 40
ARTICLE 8 INDEMNIFICATION, TERMINATION, AMENDMENT ANDWAIVER    40

SECTION 8.01	Indemnification by Parent and Seller 40

SECTION 8.02	Indemnification by Buyer 41

SECTION 8.03	Indemnification Procedures 42

SECTION 8.04	Indemnification Generally; Buyer Guarantee 44

SECTION 8.05	Termination 47

SECTION 8.06	Effect of Termination 47

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ARTICLE 9 MISCELLANEOUS    48

SECTION 9.01	Notices 48

SECTION 9.02	Severability 50

SECTION 9.03	Counterparts 50

SECTION 9.04	Amendments and Waivers 50

SECTION 9.05	Entire Agreement; No Third Party Beneficiaries 50

SECTION 9.06	Governing Law 51

SECTION 9.07	Specific Performance 51

SECTION 9.08	Consent to Jurisdiction; Waiver of Jury Trial 51

SECTION 9.09	Assignment 51

SECTION 9.10	Headings 52

SECTION 9.11	Schedules and Exhibits 52

SECTION 9.12	No Recourse to Financing Parties 52

Exhibits
Exhibit A    Defined Terms
Exhibit B    Form of FIRPTA Certificate
Exhibit C     Form of Assignment and Assumption of Auxiliary Power Agreements
Exhibit D    Form of Assignment and Assumption of Easement Agreements
Exhibit E    Form of Assignment and Assumption of Interconnection Services Agreements
Exhibit F    Form of Assignment and Assumption of Pipeline Easement
Exhibit G    Form of Assignment of Transferred Intellectual Property Agreement
Exhibit H    Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit I    Form of Deed
Exhibit J    Form of PJM Transition Services Agreement
Exhibit K    Form of Property Tax Allocation Agreement
Exhibit L    Form of Transition Services Agreement
Exhibit M    Form of Seller Affidavit

Schedules
Schedule A    Buyer Disclosure Schedule
Schedule B    Seller Disclosure Schedule
Schedule C    Net Working Capital Calculation
Schedule D    Uncleared BRA Capacity Adjustment Amount

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ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of December 15, 2017 and is by and among AES Ohio Generation, LLC, an Ohio limited liability company (“Seller”), DPL Inc., an Ohio corporation (“Parent”), Kimura Power, LLC, a Delaware limited liability company (“Buyer”), and, solely with respect to Section 5.09 and Section 8.04(f), Rockland Power Partners III, LP, a Delaware limited partnership (“Buyer Guarantor” and together with Seller, Parent and Buyer, the “Parties” and each, a “Party”).
RECITALS
WHEREAS, Seller is a direct wholly owned subsidiary of Parent;

WHEREAS, prior to the execution of this Agreement, Parent, Seller and certain of their Affiliates effected a corporate restructuring as detailed in Section 1.01-1 of the Seller Disclosure Schedule (the “Restructuring”) pursuant to which, among other things, certain assets and liabilities (including certain of the Acquired Assets and Assumed Liabilities, each as defined below) previously held by The Dayton Power and Light Company, an Ohio corporation and a direct wholly owned subsidiary of Parent, were transferred to Seller;

WHEREAS, immediately prior to the execution of this Agreement, Seller is the owner of, among other facilities, a (a) 586.0 MW Tait combustion turbine and diesel generation facility located in or near Dayton, Ohio comprised of Units 1-7 (“Tait 1-7”) and four diesel units (together with Tait 1-7, “Tait”), (b) 236.0 MW Montpelier combustion turbine generation facility located in or near Poneto, Indiana (“Montpelier”), (c) 101.5 MW Yankee generation and solar facility located in or near Centerville, Ohio (“Yankee”), (d) 25.0 MW Hutchings combustion turbine generation facility located in or near Miamisburg, Ohio (“Hutchings”), (e) 12.0 MW Monument diesel generation facility located in or near Dayton, Ohio (“Monument”) and (f) 12.0 MW Sidney diesel generation facility located in or near Sidney, Ohio (“Sidney” and together with Tait, Montpelier, Yankee, Hutchings and Monument, the “Projects” and each a “Project”); and
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets located at or in connection with the Projects and Seller desires to assign to Buyer, and Buyer desires to assume, certain liabilities located at or in connection with the Projects.

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS AND RULES OF CONSTRUCTION
SECTION 1.01    Definitions. Capitalized terms used in this Agreement shall have the meanings ascribed to them in this Agreement or in Exhibit A hereto.

SECTION 1.02    Rules of Construction.
(a)    Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The word “or” shall not be exclusive.
(c)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(d)    The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(e)    The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
(f)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(g)    The phrase “ordinary course of business” shall mean the ordinary course of business consistent with past practices (recognizing the recent changes resulting from the Restructuring including the execution of new Interconnection Service Agreements and Auxiliary Power Agreements) of Seller and, with respect to any of the Acquired Assets and the Projects previously owned by an Affiliate of Seller, of such Affiliate.
(h)    All references to any Person include references to such Person’s permitted successors and assigns, and in the case of a Governmental Entity, to any Person succeeding to its functions and capacities. References to “made available” shall mean that such documents or information referenced shall have been provided in hard copy format to Buyer or uploaded to the electronic data room to which Buyer and its counsel have access no later than 24 hours prior to the date of this Agreement.

ARTICLE 2
PURCHASE AND SALE
SECTION 2.01    Purchase and Sale of Acquired Assets.
(a)    At the Closing, upon the terms and subject to the conditions set forth in this Agreement, including Section 5.02(c), Buyer agrees to purchase, acquire and accept from Seller, and Seller agrees to sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens (other than Permitted Liens) all of Seller’s and any of its Affiliates’ right, title and interest in and to the following assets in respect of the Projects (collectively, the “Acquired Assets”):
(i)    all deposits and expenses that have been prepaid by Seller (or a predecessor owner), including security deposits with third-party suppliers or vendors, prepaid lease and rental payments, prepaid property Taxes, postage, utility deposits, and expenses relating to the Inventories, in each case, in respect of the Projects, including those set forth or described in Section 2.01(a)(i) of the Seller Disclosure Schedule;
(ii)    without duplication of the matters set forth in Section 2.01(a)(i), all Current Assets included in the Net Working Capital;
(iii)    Inventories, including those set forth or disclosed in Section 2.01(a)(iii) of the Seller Disclosure Schedule;
(iv)    the Owned Real Property, as set forth or described in Section 3.15(a) of the Seller Disclosure Schedule and all Improvements located therein or thereon;
(v)    those Easements, as set forth or described in Section 2.01(a)(v) of the Seller Disclosure Schedule (the “Transferred Easements”) and all Improvements located therein or thereon;
(vi)    the natural gas pipeline Easement, as set forth or described in Section 2.01(a)(vi) of the Seller Disclosure Schedule (the “Tait Pipeline Easement”), together with the natural gas pipeline(s) and all Improvements located therein or thereon;
(vii)    all items of Tangible Personal Property, including those set forth or disclosed in Section 2.01(a)(vii) of the Seller Disclosure Schedule;
(viii)    to the extent assignable, and subject to Section 5.08(e), all Contracts set forth in Section 2.01(a)(viii) of the Seller Disclosure Schedule (collectively, the “Assumed Contracts”); provided, that for the avoidance of doubt, the term Assumed Contracts shall not include any Benefit Plan;

(ix)    to the extent transferable, all Permits and Environmental Permits, including those set forth or described in Section 2.01(a)(ix) of the Seller Disclosure Schedule (the “Transferred Permits”);
(x)    original (or, where not available, copies of) Contracts, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium of Seller, primarily relating to a Project, the Acquired Assets or the Assumed Liabilities, including those set forth or described in Section 2.01(a)(x) of the Seller Disclosure Schedule (collectively, the “Records”);
(xi)    to the extent transferrable, all Intellectual Property (other than the Excluded Intellectual Property) owned or licensed by Seller as set forth or described in Section 2.01(a)(xi) of the Seller Disclosure Schedule;
(xii)    subject to Section 5.08(e), all unexpired warranties, indemnities and guarantees made or given by any third party in connection with respect or relating to any of the Acquired Assets;
(xiii)    all claims or causes of action of Seller or any of its Affiliates against third parties (other than insurance claims pursuant to self-insurance and third party policies) related to the any of the Acquired Assets or the Business and relating to any period ending prior to, on or after the Closing Date;
(xiv)    all Emission Allowances held by Seller relating to the Projects as set forth on Section 2.01(a)(xiv) of the Seller Disclosure Schedule (such Emission Allowances as of the Closing Date being referred to as the “Transferred Allowances”), subject to the terms set forth in Section 5.19; and
(xv)    all Capacity Revenues attributable to the period from and after the Closing.
(b)    Notwithstanding any other provision of this Agreement, Seller shall not sell, assign, transfer, convey or deliver to Buyer, and Buyer shall not purchase, acquire or accept, any right, title and interest in or to any assets, properties, goodwill or rights of Seller or any of its Affiliates, whether or not related to the Projects which are not specifically included among the Acquired Assets including, but not limited to, the following (collectively, the “Excluded Assets”):
(i)    Seller’s, and for the avoidance of doubt, Parent’s, rights under this Agreement (including the right to receive the Purchase Price) and under any of the Ancillary Agreements;
(ii)    [reserved];
(iii)    all insurance policies relating to the Acquired Assets, including all insurance recoveries and return of premiums due thereunder, rights to assert claims with respect to any such policies and all premium deposits, claims deposits and other security deposits in connection therewith;
(iv)    all Records not included among the Acquired Assets;
(v)    the organizational documents, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, blank stock certificates, and other documents relating to the organization, maintenance and existence of Seller or any of its Affiliates, whether before, on or after the Closing Date;
(vi)    Contracts that are not Assumed Contracts, Permits that are not Transferred Permits;
(vii)    Intellectual Property or Intellectual Property licenses not included among the Acquired Assets and the Excluded Intellectual Property;
(viii)    all shares of capital stock or other equity interests of Seller or any of its Affiliates or securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of Seller or any of its Affiliates;
(ix)    all claims that Seller may have against any third party solely with respect to any Excluded Assets or Excluded Liabilities;
(x)    Tax refunds, credits, abatements or similar offsets against Taxes that relate, in each case, to Excluded Tax Liabilities;
(xi)    all Post-Closing Credits;
(xii)    the Owned Real Property, as set forth or described in Section 2.01(b)(xii) of the Seller Disclosure Schedule and all Improvements located therein or thereon;
(xiii)    those Easements, as set forth or described in Section 2.01(b)(xiii) of the Seller Disclosure Schedule (the “Retained Easements”) and all Improvements located therein and thereon;
(xiv)    except as otherwise expressly provided in Section 5.07(g), all Benefit Plans and all assets under or relating to any Benefit Plan;
(xv)    all insurance proceeds related to claims of Seller or any of its Affiliates against third parties made prior to the Closing Date;
(xvi)    the Excluded Intellectual Property; and
(xvii)    any assets, rights or properties of Seller or any of its Affiliates not described in Section 2.01(a).

(c)    Effective at the Closing, upon the terms and subject to the conditions set forth in this Agreement, Buyer agrees to assume and become responsible for all liabilities of or relating to the Acquired Assets (other than the Excluded Liabilities) whether arising prior to, on or after the Closing Date including but not limited to the following, and thereafter to pay, perform and discharge when due all such liabilities (the “Assumed Liabilities”):
(i)    all Current Liabilities included in the Net Working Capital;
(ii)    all liabilities of Seller under the Assumed Contracts;
(iii)    all liabilities with respect to the Transferred Permits;
(iv)    all liabilities of Seller with respect to the ordering or purchase of Inventories;
(v)    all Environmental Liabilities;
(vi)    all Transfer Taxes allocated to the Buyer pursuant to Section 5.03(d) and all Taxes relating to the ownership or operation of the Acquired Assets, other than Excluded Tax Liabilities;
(vii)    all other liabilities to be expressly assumed by Buyer pursuant to this Agreement;
(viii)    all liabilities in respect of the North American Electric Reliability Corporation associated with the Acquired Assets attributable to the period from and after the Closing;
(ix)    all liabilities and other obligations in connection with CSAPR compliance for the Projects, including obligations to provide (and retire) sufficient Emission Allowances in respect of emissions at the Projects for the full calendar year in which the Closing occurs (including all periods of such year prior to the Closing and, if applicable, the year prior to the year in which the Closing occurs if compliance for such previous year has not yet been finally settled), subject to the terms set forth in Section 5.19; and
(x)    all liabilities set forth or described in Section 2.01(c)(x) of the Seller Disclosure Schedule.
(d)    Seller shall retain, and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for, any of the following liabilities or obligations of Seller or any of its Affiliates (whether accrued, absolute, fixed or unfixed, known or unknown, asserted or unasserted, contingent or otherwise) (the “Excluded Liabilities”):
(i)    all costs and expenses incurred or to be incurred by Seller in connection with this Agreement and the consummation of the transactions contemplated hereby;

(ii)    all liabilities relating to or arising, whether before, on or after the Closing, out of, or in connection with, any of the Excluded Assets;
(iii)    except as otherwise expressly provided in Section 5.07(g), all liabilities under or relating to any Benefit Plan;
(iv)    all Taxes (other than prepaid Taxes described in Section 2.01(a)(i) and Transfer Taxes allocable to Buyer pursuant to Section 5.03(d)) that relate to the ownership or operation of the Acquired Assets with respect to any taxable period (including the portion of any Straddle Period) ending on or before the Closing Date (the “Excluded Tax Liabilities”);
(v)    all liabilities set forth or described in Section 2.01(d)(v) of the Seller Disclosure Schedule; and
(vi)    all liabilities and other obligations related to or arising under the Contract in respect of bilateral purchase of PJM capacity positions for the PJM year June 1, 2017 – May 30, 2018 that are attributable to the period prior to or on the Closing.
SECTION 2.02    Purchase Price and Closing.
(a)    In consideration of the sale, assignment, conveyance, transfer and delivery to Buyer of the right, title and interest as of the Closing of Seller in the Acquired Assets, Buyer shall pay to Seller an amount equal to the Purchase Price.
(b)    The aggregate amount to be paid by Buyer for the Acquired Assets (and assumption of Assumed Liabilities) shall be an amount equal to the sum of (i) Two Hundred Forty-One Million Dollars ($241,000,000) (the “Base Purchase Price”), plus (ii) the Net Working Capital Adjustment Amount (expressed as a positive or negative amount as calculated), minus (iii) if the Closing has not occurred prior to the bid submission deadline for the 2021/22 Auction, the Uncleared BRA Capacity Adjustment Amount, minus (iv) if the Closing has not occurred on or prior to the date that is six (6) months after the date of this Agreement, the Base Purchase Price Adjustment Amount (the amount calculated pursuant to the foregoing clauses (i) through (iv), collectively, the “Purchase Price”). The Net Working Capital and all components thereof shall be calculated in accordance with the methodology set forth on Schedule C hereto.
(c)    Not less than five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written notice (the “Estimated Statement”) setting forth (i) the amount of the Estimated Purchase Price, together with reasonable supporting information and calculations of the Net Working Capital Adjustment Amount, the Uncleared BRA Capacity Adjustment Amount and the Base Purchase Price Adjustment Amount, and (ii) the account or accounts to which the Estimated Purchase Price should be delivered. At the Closing, Buyer shall pay the Estimated Purchase Price to Seller by wire transfer of immediately available funds to the account or accounts specified in the Estimated Statement. Seller shall cause the Estimated Statement to be prepared in accordance with this Agreement.

(d)    The closing of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 1299 Pennsylvania Avenue, NW, Washington, D.C. at 10:00 a.m., Washington, D.C. time, on the tenth (10th) Business Day following the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction of such conditions at the Closing), or at such other time, date and place as may be mutually agreed upon in writing by the Parties (the date on which the Closing actually occurs being referred to as the “Closing Date”). The Closing shall be effective for all purposes at 00:00:01 Eastern Prevailing Time on the Closing Date (the “Effective Time”).
SECTION 2.03    Closing Deliveries. At the Closing:
(a)    Seller will deliver the following to Buyer or its designees:
(i)    All consents, waivers or approvals obtained by Parent or Seller with respect to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, to the extent specifically required hereunder and thereunder, including Seller’s Required Consents;
(ii)    Counterparts of the Deeds, duly executed by Seller (or its relevant Affiliate);
(iii)    Counterparts executed by Seller to the Bill of Sale;
(iv)    Counterparts executed by Seller to an Assignment and Assumption of Pipeline Easement;
(v)    A FIRPTA Certificate under Section 1445(b)(2) of the Code, substantially in the form of Exhibit B hereto;
(vi)    Counterparts executed by Seller to the Assignment of Transferred Intellectual Property Agreement;
(vii)    Counterparts executed by Seller to one or more Assignment and Assumption of Easement Agreements;
(viii)    Counterparts executed by Seller to the PJM Transition Services Agreement;
(ix)    Counterparts executed by Seller to the Transition Services Agreement;
(x)    Counterparts executed by The Dayton Power and Light Company to the Property Tax Allocation Agreement;
(xi)    Counterparts executed by Seller to the Assignment and Assumption of Interconnection Service Agreements;

(xii)    Counterparts executed by Seller to the Assignment and Assumption of Auxiliary Power Agreements;
(xiii)    The Records; and
(xiv)    Such other deeds, bills of sale, assignments, agreements, documents, instruments and writings as are required to be delivered by Seller at or prior to the Closing pursuant to the terms of this Agreement, including the certificate contemplated by Section 6.02(c), or as are otherwise reasonably required in connection herewith.
(b)    Buyer will deliver the following to Seller or its designees:
(i)    The Estimated Purchase Price by wire transfer of immediately available funds to the account or accounts specified in the Estimated Statement;
(ii)    Counterparts of the Deeds, duly executed by Buyer (if required);
(iii)    A counterpart executed by Buyer to the Bill of Sale;
(iv)    A counterpart executed by Buyer to an Assignment and Assumption of Pipeline Easement;
(v)    A counterpart executed by Buyer to the Assignment of Transferred Intellectual Property Agreement;
(vi)    Counterparts executed by Buyer to one or more Assignment and Assumption of Easement Agreements;
(vii)    Counterparts executed by Buyer to the PJM Transition Services Agreement;
(viii)    Counterparts executed by Buyer to the Transition Services Agreement;
(ix)    Counterparts executed by Buyer to the Property Tax Allocation Agreement;
(x)    Counterparts executed by Buyer to the Assignment and Assumption of Interconnection Service Agreements;
(xi)    Counterparts executed by Buyer to the Assignment and Assumption of Auxiliary Power Agreements; and
(xii)    Such other deeds, bills of sale, assignments, agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to the terms of this Agreement, including the certificate contemplated by Section 6.03(c), or as are otherwise reasonably required in connection herewith.

SECTION 2.04    Post-Closing Adjustment.
(a)    After the Closing Date, Seller and Buyer shall cooperate with each other and provide each other with such access to their respective books, records and relevant employees as are reasonably requested in connection with the matters addressed in this Section 2.04. Within ninety (90) days after the Closing Date, Buyer shall deliver to Seller a statement (the “Buyer’s Statement”) setting forth its calculation of the Purchase Price, including the Net Working Capital Adjustment Amount, the Uncleared BRA Capacity Adjustment Amount and the Base Purchase Price Adjustment Amount, together with reasonable supporting information and calculations.
(b)    If Seller objects to the calculation of the Purchase Price, including the Net Working Capital Adjustment Amount, the Uncleared BRA Capacity Adjustment Amount or the Base Purchase Price Adjustment Amount, set forth on Buyer’s Statement, then it shall provide Buyer written notice thereof within forty-five (45) days after receiving the Buyer’s Statement including a reasonable description of the matters in dispute; provided, that Seller and Buyer shall be deemed to have agreed upon all items and amounts that are not disputed by Seller in such written notice. If Seller and Buyer are unable to agree on the calculation of the Purchase Price, including the Net Working Capital Adjustment Amount, the Uncleared BRA Capacity Adjustment Amount and the Base Purchase Price Adjustment Amount, within 180 days after the Closing Date, Seller and Buyer shall refer such dispute to a firm of independent public accountants, mutually acceptable to Buyer and Seller (the “Independent Accountants”), which firm shall make a final and binding determination as to only those matters in dispute with respect to this Section 2.04(b) on a timely basis, and in any event within thirty (30) days following its appointment, and promptly notify Seller and Buyer in writing of its resolution. The Independent Accountants shall not have the power to modify or amend any term or provision of this Agreement or modify previously agreed to items among Seller and Buyer. Seller and Buyer shall each be liable for and pay one-half of the fees and other costs charged by the Independent Accountants. If Seller does not object to the calculation of the Purchase Price, or any portion thereof, including the Net Working Capital Adjustment Amount, the Uncleared BRA Capacity Adjustment Amount or the Base Purchase Price Adjustment Amount set forth on Buyer’s Statement within the time period and in the manner set forth in the first sentence of this Section 2.04(b) or if Seller accepts the calculation of the Purchase Price, or any portion thereof, including the Net Working Capital Adjustment Amount, the Uncleared BRA Capacity Adjustment Amount or the Base Purchase Price Adjustment Amount set forth on Buyer’s Statement, such calculation of the Purchase Price, or such portion thereof, including the Net Working Capital Adjustment Amount, Uncleared BRA Capacity Adjustment Amount or Base Purchase Price Adjustment Amount, as applicable, shall become final and binding upon the Parties for all purposes hereunder.
(c)    If the Purchase Price, as finally determined as provided in Section 2.04(b), is less than the Estimated Purchase Price as set forth in the Estimated Statement, then Seller shall pay to Buyer by wire transfer of immediately available funds the amount of any such shortfall within two (2) Business Days after the final determination of the Purchase Price. If the Purchase Price, as finally determined as provided in Section 2.04(b), exceeds the Estimated Purchase Price as set forth in the Estimated Statement, then Buyer shall pay to Seller by wire transfer of immediately available funds the amount of any such excess within two (2) Business Days after the final determination of the Purchase Price.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as disclosed in the corresponding section (or another section in accordance with Section 9.11) of the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:
SECTION 3.01    Organization and Existence. Seller is a limited liability company organized under the laws of the State of Ohio. Parent is a corporation organized under the laws of the State of Ohio. Each of Parent and Seller has all requisite power and authority required to enter into this Agreement and the Ancillary Agreements to which it is a party and consummate the transactions contemplated hereby and thereby. Parent and Seller are duly organized, validly existing and in good standing in its respective jurisdiction of organization. Parent and Seller are duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by them hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect.
SECTION 3.02    Authorization. The execution, delivery and performance by Parent and Seller of this Agreement and the Ancillary Agreements, and the consummation by Parent and Seller of the transactions contemplated hereby and thereby, including the sale, assignment, transfer, conveyance and delivery of the Acquired Assets, are within Parent’s and Seller’s respective powers and have been duly authorized by all necessary corporate and limited liability company action on the part of Parent and Seller. This Agreement and the Ancillary Agreements have been, or will be when executed and delivered, duly executed and delivered by Parent and Seller. This Agreement and the Ancillary Agreements constitute (assuming the due execution and delivery by each other Party hereto and thereto) valid and legally binding obligations of Parent and Seller, enforceable against Parent and Seller in accordance with their respective terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
SECTION 3.03    Consents of Seller. No consent, approval, license, permit, order or authorization (each, a “Consent”) of, or registration, declaration, notice or filing (each, a “Filing”) with or to, any Governmental Entity or Consent of or notice to any Third Party is required to be obtained or made by Seller or Parent in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which Seller or Parent is a party and the consummation of the transactions contemplated hereby and thereby, other than those specified in Section 3.03 of the Seller Disclosure Schedule.
SECTION 3.04    Noncontravention. Subject to Parent and Seller obtaining the Seller’s Required Consents, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Parent or Seller is a party do not, and the consummation by Parent and Seller of the transactions contemplated hereby and thereby will not, (a) contravene or violate any provision of the Organizational Documents of Parent or Seller, (b) contravene or violate any provision of, or result in the loss or deferral of any right under or the termination or acceleration of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under any (i) Assumed Contract, (ii) material mortgage, lease, franchise, license, permit, agreement or instrument or (iii) Law, Order, arbitration award, judgment or decree, in each case, to which Parent or Seller is a party or by which Parent or Seller, or any of their respective assets or properties, is bound or (c) result in the creation of any Lien on the Acquired Assets, other than Permitted Liens.
SECTION 3.05    Book Amounts; Absence of Changes; No Undisclosed Liabilities.
(a)    Section 3.05(a) of the Seller Disclosure Schedule sets forth the unaudited reconstructed book amounts, reflecting purchases of property, manufacturing plants and pieces of equipment, less any amortization, revised for additional asset retirement obligation liabilities, in each case, of the Projects as of December 31, 2016 and for the six (6) months ended June 30, 2017 (the “Book Amounts”). The Book Amounts have been prepared from the books and records of Seller, or predecessor owner of the Acquired Assets, which books and records have been prepared in accordance with GAAP and the information contained therein is correct in all material respects. During the periods that the Book Amounts cover, Seller or predecessor owner of the Acquired Assets, has maintained a system of internal accounting controls sufficient to provide reasonable assurances that all transactions (in respect of the Acquired Assets and Assumed Liabilities) are (i) executed in accordance with management’s general or specific authorization and (ii) accurately recorded in the books and records of Seller (or predecessor owner of the Acquired Assets) on a consistent basis to maintain proper accountability for assets and liabilities.
(b)    Except as set forth in Section 3.05(b) of the Seller Disclosure Schedule and except for the Restructuring, since December 31, 2016 through the date of this Agreement (i) the Business has been conducted and the Projects and the Acquired Assets have been operated in accordance with the ordinary course of business consistent with past practices in all material respects, and (ii) there has not been any change, event, occurrence, development or effect relating to a Project or the Acquired Assets that resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect.
SECTION 3.06    Litigation. Except as disclosed in Section 3.06 of the Seller Disclosure Schedule, there are no material Claims pending or, to the Knowledge of Seller, threatened, against or otherwise affecting Seller or any of its Affiliates (in respect of the Business, the Acquired Assets or the Assumed Liabilities). Neither Parent nor Seller is subject to any Order of any Governmental Entity or any arbitrator that prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or would reasonably be expected to (a) result in a Seller Material Adverse Effect or a Company Material Adverse Effect or (b) be material to the conduct of the Business as currently conducted or the ownership, maintenance or operation of the Acquired Assets.
SECTION 3.07    Compliance with Laws and Permits. Seller (in respect of the conduct of the Business, the Acquired Assets and Assumed Liabilities) is not, and during the past three (3) years neither Seller nor any of its Affiliates has been, in material violation of any Law. All material permits, certificates, licenses and other authorizations of all Governmental Entities and all material equipment, inventory, Intellectual Property (other than the Excluded Intellectual Property), real property and other assets, that are required in order to own, lease, maintain, operate and conduct the Business as currently conducted in all material respects, are held by Seller. Seller is not in violation in any material respect of the terms of any permits, licenses, franchises, writs, variances, exemptions, Orders and other authorizations, Consents or approvals from, by or with Governmental Entities used in the conduct of the Business.
SECTION 3.08    Contracts.
(a)    Section 3.08 of the Seller Disclosure Schedule sets forth a true and complete list of the following Contracts related to the Business, a Project or the Acquired Assets in effect on the date of this Agreement to which Seller or an Affiliate thereof is a party:
(i)    Contracts requiring payments in excess of $250,000 in any calendar year;
(ii)    Contracts for the purchase, sale or delivery of capacity;
(iii)    Interconnection agreements;
(iv)    Contracts with respect to which Buyer will be required to assume the guaranty obligations or Indebtedness of Seller or any Affiliate of Seller upon the Closing or thereafter;
(v)    Contracts with a Governmental Entity;
(vi)    Contracts which contain any covenant which materially restricts Seller from (A) freely conducting the Business as it has been conducted prior to the date of this Agreement or (B) competing or engaging in any activity or business that is material to the Projects or the Business in the aggregate;
(vii)    Contract in respect of bilateral purchases of PJM capacity positions for the PJM year June 1, 2017 – May 30, 2018; provided, however, that in respect of any such Contract, the Acquired Assets constituting such Contract will be limited to the portion of such Contract relating to the period after Closing; and
(viii)    any other Contract that is material to the ownership, operation or maintenance of the Projects or the Acquired Assets or the conduct of the Business.
The foregoing Contracts are collectively referred to as the “Material Contracts”.
(b)    Seller has made available to Buyer true and correct copies of all Material Contracts, including all amendments, modifications and supplements thereto.
(c)    Each Material Contract (other than a Material Contract that will terminate or expire by its terms prior to Closing) constitutes the valid and binding obligation of Seller and, to the Knowledge of Seller, the other parties thereto and is in full force and effect in all material respects. Neither Seller nor, to the Knowledge of Seller, any other party thereto, is in material breach of, or material default under, and no event has occurred that with or without the giving of notice, the lapse of time or both would constitute a material default under, any Material Contract.
SECTION 3.09    Ownership of Assets. Except as set forth in Section 3.09 of the Seller Disclosure Schedule, Seller has good and valid title to, or valid leasehold interests in, all of the Acquired Assets, free and clear of all Liens other than Permitted Liens.
SECTION 3.10    Employee Matters.
(a)    Section 3.10(a) of the Seller Disclosure Schedule contains a true and complete list, as of the date of this Agreement and to the Knowledge of Seller, of each Benefit Plan. With respect to each Benefit Plan, Seller has made available to Buyer copies of all material plan documents and any other material related documents, including all amendments, modifications and supplements thereto and any summary plan description and any summaries of material modifications used in connection with such plans. With respect to any Plant Employee, at no time has Seller been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) or 4001(a) of ERISA.
(b)    To the Knowledge of Seller, each Benefit Plan is maintained, operated and administered in material compliance with applicable Laws and with the terms of such Benefit Plan (including the making of any required contributions), except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.
(c)    Section 3.10(c) of the Seller Disclosure Schedule sets forth a list of all (i) collective bargaining agreements to which any Plant Employees are subject, as well as any related side agreements or amendments thereto (collectively, the “Labor Agreements”) and (ii) Plant Employees who are subject to such Labor Agreements and who are also listed in Section 5.07(a) of the Seller Disclosure Schedule, as such Schedule may be supplemented or amended (the “Represented Employees”).
(d)    Except as set forth in Section 3.10(d) of the Seller Disclosure Schedule or as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of Seller, there are no existing or threatened strikes, lockouts or other labor stoppages involving the Plant Employees.
(e)    The name, job title (or project description and responsibility) and union membership status for each Plant Employee is listed in Section 3.10(e) of the Seller Disclosure Schedule.
SECTION 3.11    Environmental Matters. Except as disclosed in Section 3.11 of the Seller Disclosure Schedule, in respect of the Acquired Assets and Assumed Liabilities: (a) Seller and each of its Affiliates are, and at all times in the past three (3) years have been, in compliance in all material respects with all applicable Environmental Laws; (b) there are no suits, claims or proceedings pending or, to the Knowledge of Seller, threatened against Seller, or relating to any Project or any Acquired Asset, alleging any material violation of, or material liability under, any Environmental Law; (c) Seller is not subject to any decree, Order or judgment which is still in effect requiring the investigation or cleanup of any Pollutant or any other Response Action under any

Environmental Law; (d) Seller has not assumed or provided indemnity against any Environmental Liabilities; (e) Seller has obtained and holds all Environmental Permits that are required in order to own, lease, maintain and operate the Acquired Assets and conduct the Business as currently conducted, all such Environmental Permits are in full force and effect, and Seller and each of its Affiliates are, and at all times in the past three (3) years have been, in compliance in all material respects with such Environmental Permits; (f) there has been no Release of, or exposure to, any Pollutants on, at, under or from the Acquired Assets, except in compliance in all material respects with applicable Environmental Laws; and (g) Seller has not transported or arranged for the transportation of any Pollutants generated by any Project to any location which, to the Knowledge of Seller, is listed on the National Priorities List under CERCLA, or listed on the Comprehensive Environmental Response Compensation Liability Information System List, or on any similar state list of sites. Notwithstanding any provision of this Agreement to the contrary, the representations and warranties in this Section 3.11, together with those in Section 3.07 relating to permits, are the sole and exclusive representations relating to environmental matters.
SECTION 3.12    Taxes.
(a)    Except as set forth in Section 3.12(a) of the Seller Disclosure Schedule, in each case, with respect to the Acquired Assets, (i) all material Tax Returns required to be filed have been or will be filed when due in accordance with all applicable Laws and all such Tax Returns are true, correct and complete in all material respects; (ii) all material amounts of Taxes due and payable have been paid in full within the time required by Law; (iii) there is no action, suit, proceeding, investigation, audit or claim now pending or threatened in writing with respect to any material Tax; (iv) there are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, material Taxes; (v) all material amounts required to be collected, withheld and remitted to the Taxing Authority to whom such payment is due have been duly collected, withheld or remitted; and (vi) there are no material Liens on any of the Acquired Assets that have arisen as a result of any failure to pay any Taxes, other than Permitted Liens.
(b)    Notwithstanding any provision in this Agreement to the contrary, this Section 3.12, Section 3.10 (to the extent relating to Taxes) and Section 3.15 (to the extent relating to Taxes) contain all of the representations and warranties by Seller regarding Taxes and all Tax matters with respect to the Acquired Assets.
SECTION 3.13    Intercompany Obligations. Except as set forth in Section 3.13 of the Seller Disclosure Schedule, there are no debt obligations, payables, receivables or other liabilities between any of the Projects, on the one hand, and Seller or any of its Affiliates, on the other hand, that will continue in effect subsequent to the Closing.
SECTION 3.14    Indebtedness of Seller. There is no outstanding Indebtedness in respect of a Project or the Acquired Assets.
SECTION 3.15    Real Property.
(a)    The Owned Real Property legally described on Section 3.15(a) of the Seller Disclosure Schedule, and all Improvements located therein or thereon, together with all

Transferred Easements and the Tait Pipeline Easement (the Transferred Easements and the Tait Pipeline Easement, collectively, the “Project Easements”), constitute all of the real property interests and rights necessary to own, maintain and operate the Projects as such Projects are currently operated.
(b)    Seller has on the date of this Agreement, (i) good and marketable fee simple title to the Owned Real Property and all Improvements located therein or thereon, and (ii) good, valid and enforceable easement or similar rights in and to the real property indicated on Section 2.01(a)(v) and Section 2.01(a)(vi) of the Seller Disclosure Schedule (“Easement Real Property” and, collectively with the Owned Real Property, the “Real Property”), each as encumbered by the Project Easements, the Retained Easements and the other Permitted Liens. On the Closing Date, Seller will convey to Buyer good and marketable fee simple title to the Owned Real Property legally described on Section 3.15(a) of the Seller Disclosure Schedule and all Improvements located therein or thereon (excluding all such Improvements which constitute Excluded Assets), and will assign to Buyer all right, title and interest of Seller in and to the Project Easements, in each case, free and clear of all Liens except the Retained Easements and the other Permitted Liens. Except as otherwise provided in Section 3.15(b) of the Seller Disclosure Schedule, none of the Real Property is leased or licensed for use by a third party and no part of the Real Property is leased or licensed by Seller from a third party.
(c)    There is no pending condemnation proceeding, lawsuit or administrative action or similar proceeding affecting the Real Property, the Improvements located therein or thereon, or the Tangible Personal Property or any portion thereof, and, to the Knowledge of Seller, no such proceeding is contemplated. There is no pending condemnation proceeding, lawsuit or administrative action or similar proceeding affecting any Project Easement (or any portion thereof), and, to the Knowledge of Seller, no such proceeding is contemplated.
(d)    Each Project Easement constitutes the valid and binding obligation of Seller and, to the Knowledge of Seller, the other parties thereto, and, to the Knowledge of Seller, is in full force and effect with no defaults thereunder except in each case where the failure to constitute a valid and binding obligation or to be in full force and effect with no defaults thereunder would not reasonably be expected to materially adversely affect Seller’s rights thereunder.
(e)    True, correct and complete copies of all deeds, leases, licenses, easement agreements, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title commitments, surveys and similar documents, and all amendments thereof, with respect to the Real Property and in the possession of Seller have been made available to Buyer.
(f)    Other than the parcels of Owned Real Property that are subject to the Property Tax Allocation Agreement, each parcel of Owned Real Property has been duly created as a single, separately assessed tax lot in the county in which it is located.
SECTION 3.16    Insurance. Section 3.16 of the Seller Disclosure Schedule sets forth a true, correct and complete list of each material insurance policy carried by Seller or any of its Affiliates with respect to the Projects, the Acquired Assets or the Business (collectively, the “Insurance Policies”). Each Insurance Policy is in full force and effect, no notice of termination, cancellation or non-renewal of any such Insurance Policy has been received in respect thereof and there is no material claim under any Insurance Policy as to which coverage has been denied or disputed by the underwriters or issuers thereof.
SECTION 3.17    Intellectual Property. Section 2.01(a)(xi) of the Seller Disclosure Schedule sets forth all material Intellectual Property (other than the Excluded Intellectual Property) used by Seller or any of its Affiliates in the conduct of the Business. There is no material infringement, impairment, dilution, misappropriation or other unauthorized use by Seller or any of its Affiliates of Intellectual Property of any third parties in connection with the operation of the Business, or the ownership, operation or maintenance of any Project or any Acquired Assets. Seller owns or has the valid right to use pursuant to a license, sublicense or agreement, in each case free and clear of all Liens other than Permitted Liens, any Intellectual Property necessary for Seller to conduct the Business as currently or previously conducted, other than such Intellectual Property the absence of which ownership or the right to use would not reasonably be expected to have a Company Material Adverse Effect.
SECTION 3.18    Support Obligations. Section 3.18 of the Seller Disclosure Schedule sets forth a true, correct and complete list of all credit support, Guarantees, letters of credit or other commitments provided by Seller or any of its Affiliates pursuant to any Assumed Contract.
SECTION 3.19    Brokers. None of Seller or any of its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement and the Ancillary Agreement for which Buyer or its Affiliates could become liable or obliged.
SECTION 3.20    Exclusive Representations and Warranties. None of Seller or any of its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to (a) projections, estimates or budgets delivered or made available to Buyer (or any of its Affiliates, officers, directors, employees or Representatives) of the results of operations (or any component thereof), cash flows or financial condition (or any component thereof), of the Projects; (b) future business, operations, revenues or profits of the Projects; (c) maintenance, repair, condition, design, performance, value, merchantability or fitness for any particular purpose of the Acquired Assets; and (d) the Assumed Liabilities), except for those representations and warranties expressly set forth in this Article 3 (as qualified by the Seller Disclosure Schedule), and Seller hereby disclaims any such other representations and warranties.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as disclosed in the corresponding section (or another section in accordance with Section 9.11) the Buyer Disclosure Schedule, Buyer hereby represents and warrants to Seller as follows:
SECTION 4.01    Organization and Existence. Buyer is a limited liability company with all requisite power and authority required to enter into this Agreement and the Ancillary Agreements to which it is a party and consummate the transactions contemplated hereby and thereby. Buyer is duly organized, validly existing and in good standing in its jurisdiction of formation. Buyer is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
SECTION 4.02    Authorization. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby, are within Buyer’s powers and have been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement and the Ancillary Agreements have been, or will be when executed and delivered, duly executed and delivered by Buyer. This Agreement and the Ancillary Agreements constitute (assuming the due execution and delivery by each of the other Parties hereto) valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
SECTION 4.03    Consents of Buyer. No Consent of, or Filing with, any Governmental Entity is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby in order to effect the sale of the Acquired Assets or the assumption of the Assumed Liabilities, other than (a) the Buyer’s Required Consents and (b) the Consents and Filings the failure of which to obtain or make would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
SECTION 4.04    Noncontravention. Subject to Buyer obtaining the Buyer’s Required Consents, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (a) contravene or violate any provision of the organizational or constitutional documents of Buyer or (b) contravene or violate any provision of, or result in the loss or deferral of any right under or the termination or acceleration of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any mortgage, lease, franchise, license, permit, agreement, instrument, Law, order, arbitration award, judgment or decree to which Buyer is a party or by which Buyer is bound, except to the extent that any such items would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
SECTION 4.05    Litigation. There are no Claims pending or, to Buyer’s Knowledge, threatened, against or otherwise relating to Buyer or any of its Affiliates before any Governmental Entity or any arbitrator, that would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby. Buyer is not subject to any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator that prohibits the consummation of the transactions contemplated by this Agreement or would reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
SECTION 4.06    Compliance with Laws. Buyer is not in violation of any Law, except for violations that would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
SECTION 4.07    Available Funds; Source of Funds. Buyer has sufficient cash or other sources of available funds to pay in cash the Purchase Price in accordance with Article 2 and for all other actions necessary for Buyer to consummate the transactions contemplated in this Agreement.
SECTION 4.08    Investigation.
(a)    Buyer is a sophisticated entity, knowledgeable about the industry in which the Projects operate, experienced in investments in such businesses and able to bear the economic risk associated with the purchase of the Acquired Assets and assumption of the Assumed Liabilities. Buyer has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of assets of the type contemplated in this Agreement, as well as the knowledge of the Projects and their operations in particular, and has independently made its own analysis and decision to enter into this Agreement. Buyer had sufficient access to the books, records, facilities and personnel of the Projects, including all documents made available to Buyer in the electronic data-room established by Seller, for purposes of conducting its due diligence investigation of the Projects.
(b)    As of the date of this Agreement, Buyer does not have actual knowledge that the representations and warranties of Seller made in this Agreement qualified as to materiality are not true and correct, or that those not so qualified are not true and correct in all material respects. As of the date of this Agreement, Buyer does not have actual knowledge of any material errors in, or material omissions from, any Schedule.

SECTION 4.09    Disclaimer Regarding Projections. Buyer may be in possession of certain projections and other forecasts regarding the Projects and the Acquired Assets, including but not limited to projected financial statements, cash flow items and other data of the Projects and the Acquired Assets and certain business plan information of the Projects. Buyer acknowledges that there are substantial uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Buyer shall have no claim against anyone with respect thereto. Accordingly, Buyer acknowledges that, without limiting the generality of Section 4.12, neither Seller nor any of its Affiliates, Representatives, agents or advisors has made any representation or warranty with respect to such projections and other forecasts and plans. Nothing contained in this Section 4.09 shall limit the rights of Buyer with respect to any representation or warranty of Parent or Seller contained in Article 3 of this Agreement.
SECTION 4.10    Legal Impediments. To the Knowledge of Buyer, there are no facts relating to Buyer, any applicable Law or any Contract to which Buyer is a party that would disqualify Buyer from purchasing the Acquired Assets or assuming the Assumed Liabilities or that would prevent, delay or limit the ability of Buyer to perform its obligations hereunder or to consummate the transactions contemplated hereby.
SECTION 4.11    Brokers. Neither Buyer nor any of its Affiliates have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or its Affiliates could become liable or obliged.
SECTION 4.12    Exclusive Representations or Warranties. Buyer acknowledges that none of Seller or any of its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to (a) projections, estimates or budgets delivered or made available to Buyer (or any of its Affiliates, officers, directors, employees or Representatives) of the results of operations (or any component thereof), cash flows or financial condition (or any component thereof), of the Projects; (b) future business, operations, revenues or profits of the Projects; (c) maintenance, repair, condition, design, performance, value, merchantability or fitness for any particular purpose of the Acquired Assets; and (d) the Assumed Liabilities), and Buyer has not relied on any such representations or warranties, except for those representations and warranties expressly set forth in Article 3 (as qualified by the Seller Disclosure Schedule). Buyer also acknowledges that Seller has disclaimed all representations and warranties other than as set forth in Article 3 and none of Seller, Parent or any of its respective Affiliates or Representatives shall have any liability or responsibility based upon any information provided or made available or statements made or omissions therefrom to Buyer, its Affiliates or their respective Representatives, except as and only to the extent expressly set forth in this Agreement (as qualified by the Seller Disclosure Schedule).

ARTICLE 5
COVENANTS
SECTION 5.01    Information Pending Closing. From the date of this Agreement through the Closing, Seller shall (a) provide Buyer and its Representatives with information as to the Acquired Assets, the Assumed Liabilities, the Business and the Projects and their material operations, as reasonably requested by Buyer and to the extent such information is readily available to Seller or can be obtained by Seller without any material interference with the Business or operations of the Projects and (b) upon reasonable notice, at Buyer’s sole cost and expense, afford Buyer and its Representatives reasonable access during normal business hours to the Acquired Assets, including the properties, books and records, Contracts and other documents relating thereto, and appropriate Representatives of Seller and the Projects, as reasonably requested by Buyer, so long as the same does not materially interfere with the Business or the operations of the Projects. Notwithstanding the foregoing, Seller shall not be required to provide any information, or access to any books, records or other information, (i) which Seller reasonably believes, upon advice of Seller’s counsel, (A) it is prohibited from providing to Buyer by reason of applicable Law, (B) would compromise any attorney/client privilege, or (C) Seller is required to keep confidential or prevent access to by reason of any Contract with a Third Party in effect on the date hereof or (ii) relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by Seller’s counsel, would reasonably be expected to result in a violation of any antitrust or other Laws. Notwithstanding anything contained herein, from the date of this Agreement through the Closing, Buyer shall not be permitted to contact any of the Plant Employees, vendors, customers or suppliers, or any Governmental Entities (except in connection with applications for Buyer’s Required Consents in connection with this Agreement, Buyer’s performance of its obligations pursuant to Section 5.07 and Section 5.08 or as otherwise contemplated by this Agreement) regarding the operations of the Projects without receiving prior written authorization from Seller. Neither Buyer nor any of its Representatives shall have the right to undertake or conduct any Phase II investigation or other environmental sampling at any of the properties of the Projects. For the avoidance of doubt, all information provided by Seller pursuant to this Section 5.01 shall be subject to the Confidentiality Agreement.
SECTION 5.02    Conduct of Business Pending the Closing.
(a)    Subject to paragraph (c) below, from the date of this Agreement through the Closing, Seller shall (x) cause the Projects to be operated in the ordinary course of business consistent with past practices and in compliance in all material respects with all Material Contracts, Permits and applicable Laws and (y) use commercially reasonable efforts to preserve, maintain and protect the Acquired Assets, the Business and the relationships with customers, suppliers and others having business relationships with the Business or the Projects. Without limiting the foregoing, except as otherwise contemplated by this Agreement, as set forth in Section 5.02 of the Seller Disclosure Schedule or as consented to by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, from the date of this Agreement through the Closing, Seller shall not (in respect of the Projects and the Acquired Assets) do the following:

(i)    sell, transfer, lease, license, convey or otherwise dispose of any Acquired Assets outside the ordinary course of business consistent with past practices;
(ii)    merge or consolidate with any other Person or acquire all or substantially all of the assets of any other Person;
(iii)    liquidate, dissolve or otherwise wind up their business or operations;
(iv)    amend or modify its Organizational Documents in any manner that would reasonably be expected to have an adverse effect on Seller’s ability to consummate the transactions contemplated hereby;
(v)    allow the Projects to engage in any new line of business;
(vi)    pay or make any non-cash dividend or other non-cash distribution from the Acquired Assets;
(vii)    create, incur or assume any Indebtedness for the Projects, except for accounts payables incurred in the ordinary course of business consistent with past practices that, as of the Closing, will be fully reflected in Net Working Capital;
(viii)    permit, allow or cause any of the Acquired Assets to become subject to any Lien, other than the Retained Easements and other Permitted Liens;
(ix)    settle or consent to any litigation or claim where such settlement or consent would (A) result in any liability to Buyer or any of its Affiliates or (B) have an adverse effect on Buyer’s ownership, operation or use of, or the value of, the Acquired Assets or Buyer’s conduct of the Business, after the Closing;
(x)    make or commit to make any capital expenditure with respect to any Project in excess of $250,000 in the aggregate for the Projects;
(xi)    enter into any Contract with any Person that would be an Assumed Contract, except for any Contract entered into in the ordinary course of its business consistent with past practices (A) that is a replacement of a Contract on terms or conditions that are not materially adverse to the Business, (B) under which the aggregate payments by Buyer will be less than $250,000 or (C) that is terminable on thirty (30)-days’ notice or less without penalty and under which Buyer would not be required or reasonably expected to spend more than $50,000 in any such thirty (30)-day notice period; For the avoidance of doubt, nothing shall restrict the Seller’s ability to engage in PJM offerings of energy and capacity relating to the Projects.
(xii)    amend or modify in any material respect or terminate, or grant any waiver of any material term under, exercise any material option under or give any material consent with respect to, any Assumed Contract or any Contract entered into following the date of this Agreement that would have been an Assumed Contract if in effect on the date of this Agreement, other than in the ordinary course of business consistent with past practices;

(xiii)    except as required by applicable Law (and in such case provided that reasonable prior notice is provided to Buyer), amend, modify or waive any material provision of any Transferred Permit;
(xiv)    hire any employees who would be a Plant Employee, or assume any obligation or liability under Law, where Seller would be an employer of any individual primarily dedicated to work at any Project in connection with the Acquired Assets and the Business; provided, that, this covenant shall not restrict Seller’s ability to replace any Plant Employees who are active employees as of the date of this Agreement and whose employment is terminated prior to the Closing Date;
(xv)    settle, consent or agree to any reduction in the current rates set forth in the Reactive Power Rate Schedules associated with the Projects; or
(xvi)    agree or commit to do any of the foregoing.
(b)    Notwithstanding Section 5.02(a) or any other provision herein, Seller may take such reasonable actions in connection with the Projects (whether or not permitted by Section 5.02(a)) as are necessary to respond to emergency situations and/or to comply with applicable Laws; provided that Buyer is notified as soon thereafter as practicable.
(c)     At any time until the fifth (5th) Business Day prior to Closing, Seller shall be entitled to supplement Section 2.01(a)(i) (Prepaid Items), Section 2.01(a)(iii) (Inventories), Section 2.01(a)(vii) (Tangible Personal Property), Section 2.01(a)(viii) (Assumed Contracts), Section 2.01(a)(ix) (Transferred Permits), Section 2.01(a)(xi) (Intellectual Property), Section 2.01(a)(xiv) (Transferred Allowances) and Section 3.08 (Contracts) of the Seller Disclosure Schedule to reflect any actions taken by Seller after the date of this Agreement that are permitted pursuant to this Section 5.02.
(d)    Without limiting the generality of Section 5.02(a), from the date of this Agreement through the Closing, Seller shall perform all planned or scheduled inspections, major maintenance and capital expenditures set forth on Section 5.02(d) of the Seller Disclosure Schedule (the “Budgeted Major Maintenance and Capex”), including the installation, testing, tuning and commissioning of the Budgeted Major Maintenance and Capex projects such that the relevant units involved with such Budgeted Major Maintenance and Capex projects will be complete as of the Closing; provided that item 2(c) on Section 5.02(d) of the Seller Disclosure Schedule may be completed after Closing. Except to the extent included in Net Working Capital, Seller shall bear all Third-Party costs and expenses incurred by Buyer or its Affiliates in connection with the completion of the Budgeted Major Maintenance and Capex if such costs and expenses are not paid or discharged by Seller or its Affiliates prior to Closing, if any, without duplication.
SECTION 5.03    Tax Matters.
(a)    Straddle Period. When it is necessary under this Agreement to allocate Taxes, other than Transfer Taxes, for a Straddle Period between the portion of the taxable period ending on or before the Closing Date and the portion of the taxable period beginning after the Closing Date, ad valorem, property or other similar Taxes shall be allocated based on a prorated daily basis, Taxes imposed on transactions shall be allocated to the date of the transaction giving rise to the Tax, and all other Taxes shall be allocated based on an interim closing of the books as of the end of the Closing Date. Without limiting the foregoing, Seller and Buyer acknowledge and agree that the Property Tax Allocation Agreement shall exclusively govern the allocation of the real property Taxes identified therein.
(b)    Tax Refunds. Any Tax refunds, credits, abatements or similar offsets against Taxes that are received by Buyer that relate to Excluded Tax Liabilities shall be for the account of Seller, and Buyer shall pay over to Seller the amount of any such refund or credit (including any interest received thereon net of any Taxes to Buyer in respect of the receipt or accrual of such refund or credit), credit, abatement or similar offset within ten (10) days after such amount has been claimed or benefit received, as the case may be.
(c)    Cooperation. Buyer and Seller shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by any Party, in connection with the filing of Tax Returns with respect to taxable periods beginning on or prior to the Closing Date (including Straddle Periods) and any audit or other proceeding in respect of Taxes relating the ownership or operation of the Acquired Assets (each a “Tax Proceeding”) with respect to such Tax Returns. Such cooperation shall include the retention and (upon a Party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The requesting Party shall reimburse the cooperating Parties for all reasonable costs and expenses incurred by such cooperating Parties. For the avoidance of doubt, nothing in this Section 5.03(c) shall require Buyer, Seller or their respective Affiliates to make available Tax Returns (or supporting documentation) relating to income or similar Taxes.
(d)    Transfer Taxes. Buyer shall file all Tax Returns required to be filed to report Transfer Taxes imposed on or with respect to the transfer of the Projects by Seller to Buyer under this Agreement, shall be solely liable for and shall bear all such Transfer Taxes, and shall indemnify, defend and hold harmless Seller and its Affiliates from and against any and all liability for the payment of such Transfer Taxes.
(e)    Purchase Price Allocation. The Parties agree that the aggregate consideration (including any Assumed Liabilities and any other items treated as consideration for U.S. federal income tax purposes) paid in exchange for the Acquired Assets will be allocated among the Acquired Assets in a manner consistent with Section 1060 of the Code and the applicable Treasury Regulations. Within sixty (60) days of the final determination of the Purchase Price under Section 2.04(b), Seller shall deliver to Buyer an initial allocation (the “Allocation”). Buyer shall be deemed to agree with the Allocation unless Buyer delivers a written dispute notice to Seller within thirty (30) days from the receipt thereof setting forth in reasonable detail the reason for any objections and any proposed adjustments to the initial Allocation. Buyer and Seller shall negotiate in good faith to resolve any disputed items. If the Parties fail to resolve any disputed items within ten (10) Business Days of the delivery of Buyer’s dispute notice, the Parties shall submit the dispute to the Independent Accountants for resolution. Seller and Buyer each shall be liable for and pay one-half of the fees and other costs charged by the Independent Accountants. Seller and Buyer shall use reasonable efforts to update and adjust the Allocation, in a manner consistent with Section 1060 of the Code and applicable Treasury Regulations, following any adjustment to the aggregate consideration paid in exchange for the Acquired Assets pursuant to this Agreement. Except to the extent otherwise required by any applicable Law, Buyer and Seller shall prepare all Tax Returns, including IRS Form 8594, in a manner consistent with the Allocation (as agreed upon by the Parties or as determined by the Independent Accountants and as may be adjusted pursuant to this Agreement) and shall not take any inconsistent position on any Tax Returns or during the course of any Tax Proceeding.
SECTION 5.04    Confidentiality; Publicity.
(a)    Buyer acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of a confidentiality agreement between Rockland Capital, LLC and The AES Corporation, dated as of July 7, 2017 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon the Closing, the Confidentiality Agreement shall terminate as to Buyer’s obligations with respect to information relating solely to the Projects, the Acquired Assets and the Assumed Liabilities; provided, however, that Buyer acknowledges that any and all other information provided to it by Seller, any Affiliate of Seller or Seller’s Representatives shall remain subject to the Confidentiality Agreement after the Closing Date in accordance with the terms and conditions thereof.
(b)    If the Closing occurs, Seller and Parent shall maintain in confidence, shall cause their Affiliates to maintain in confidence, and shall use commercially reasonable efforts to cause their (and their Affiliates’) Representatives to maintain in confidence, any written, oral or other information relating to Buyer, its Affiliates, the Acquired Assets, the Assumed Liabilities, the Projects or the Business until the second (2nd) anniversary of the Closing Date, except that the requirements of this Section 5.04(b) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than as a result of disclosure by Seller, Parent or any of their respective Affiliates or any of their (or their Affiliates’) Representatives in violation of the Confidentiality Agreement or this Section 5.04, (ii) any such information is required by applicable Law or a Governmental Entity to be disclosed (including any report, statement, testimony or other submission to such Governmental Entity), (iii) any such information is reasonably necessary to be disclosed in connection with any Claim or in any dispute with respect to this Agreement (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any Claim or dispute) or (iv) any such information was or becomes available to Seller, Parent or their Affiliates or any of their (or their Affiliates’) Representatives on a non-confidential basis and from a source (other than Buyer or any of its Affiliates or its or their respective Representatives) that is not bound by a confidentiality agreement with respect to such information.
(c)    No Party or any of its Affiliates or Representatives shall make any public announcement or issue any public communication (including announcements or communications to Plant Employees and interviews with the media) regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior written consent of the other Party (or Parties) (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including rules of any national securities exchange), in which case the Party making such public announcement or issuing such public communication shall use commercially reasonable efforts to coordinate or communicate such announcement or communication with the other Party (or Parties). Notwithstanding the foregoing, nothing in this Section 5.04 shall restrict (i) any Party from making all required filings with and providing information to the appropriate Governmental Entity concerning the transactions contemplated hereby to the extent contemplated by this Agreement, (ii) any Party or any of its respective Representatives from making communications with any Affiliate of such Party or the limited partners of funds advised by any Affiliate of such Party concerning the transactions contemplated hereby or the contents of this Agreement, subject to existing confidentiality arrangements in place with such Persons, (iii) any Party from complying with its obligations under this Agreement, including Section 5.07 and Section 5.08 or (iv) any Party from making customary disclosures under the Securities Act regarding this Agreement and the transactions contemplated hereby.
SECTION 5.05    Post-Closing Books and Records. As of the Closing, Seller and its Affiliates shall be entitled to retain copies (at Seller’s sole cost and expense) of all books, records and other documents pertaining to the Business, the Projects or the ownership or operation of the Acquired Assets prior to Closing. Buyer shall, and to the extent within its powers as an equity holder, shall cause the Projects to, retain, for at least seven (7) years after the Closing Date, all books, records and other documents pertaining to the Projects’ businesses that relate to the period prior to the Closing Date, and to make the same available after the Closing Date for inspection and copying by Seller (at Seller’s sole cost and expense) during regular business hours without significant disruption to the Projects’ businesses and upon reasonable request and upon reasonable advance notice. At and after the expiration of such period, if Seller or any of its Affiliates have previously requested in writing that such books and records be preserved, Buyer shall, and to the extent within its powers as an equity holder, shall cause the Projects to, either preserve such books and records for such reasonable period as may be requested by Seller or transfer such books and records to Seller or its designated Affiliates at Seller’s sole cost and expense.
SECTION 5.06    Expenses. Except as otherwise provided in this Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, including any fees, expenses or other payments incurred or owed by a Party to any brokers, financial or legal advisors or comparable other persons retained or employed by such Party in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Buyer shall bear the cost of procuring the R&W Insurance (including the underwriting fees and other costs and expenses relating thereto).
SECTION 5.07    Employee Matters.
(a)    Employment Offers. No later than forty-five (45) days after the date of this Agreement, Buyer shall (i) make a Qualifying Offer of Employment to each Plant Employee listed in Section 5.07(a) of the Seller Disclosure Schedule as such Schedule may be supplemented or amended to the extent Plant Employees are hired or terminated after the date of this Agreement in accordance with Section 5.02(a)(xiv), subject to Buyer’s standard hiring procedures including pre-employment drug testing, and (ii) hire each Plant Employee who wishes to accept such Qualifying Offer of Employment. Effective as of the Closing Date, Seller shall terminate (or shall cause to be terminated) the employment of each Plant Employee who is to be hired by Buyer, and shall cooperate with, and use reasonable efforts to assist, Buyer with respect to the hiring of the Plant Employees. The Buyer shall not assume any of the Benefit Plans or employment agreements or other similar Contracts with any of the Plant Employees. In no event shall any Continuing Employee be entitled to accrue any benefits under any Benefit Plan or arrangement maintained by the Seller or its Affiliates after the Closing Date or, if so provided by the applicable Benefit Plan, the last day of the month in which the Closing Date occurs.
(b)    Labor Agreement. Effective as of the Closing, each Labor Agreement shall remain in effect in accordance with their terms. The Parties shall provide that the terms and conditions of employment for the Represented Employees contained therein, as in effect on the date hereof, shall remain in full force, except with respect to non-replicable benefits in each Labor Agreement, for which Buyer may substitute any combination of compensation and benefits which in the aggregate are of substantially similar value to those currently provided, subject to any obligation to engage in collective bargaining negotiations with the employees’ bargaining representative, until such Labor Agreement’s expiration, modification or termination in accordance with its terms or pursuant to applicable Law. In order to effectuate the requirements set forth in the foregoing sentence, prior to the Closing, Seller and Buyer shall cooperate and take all action reasonably necessary for (i) Buyer to (A) become a party to, by joinder or otherwise, each Labor Agreement or (B) adopt one or more agreements, containing terms and conditions substantially similar to, in all material respects, those contained in the Labor Agreements and (ii) Seller to obtain any necessary consents for Buyer’s actions set forth in the foregoing clause (i).
(c)    Continuation of Compensation and Benefits. During the one (1) year period following the Closing, Buyer shall provide, or shall cause to be provided, salary or wages (as applicable) and target incentive opportunity, and other pension, welfare and fringe benefits to each Continuing Employee that are no less favorable in the aggregate than the levels of such compensation and benefits provided to such Continuing Employee immediately prior to the Closing Date.
(d)    Severance. Without limiting the generality of the foregoing, if any Continuing Employee’s employment is terminated during the one (1) year period following the Closing Date, and such termination would have entitled the employee to severance under the severance plan set forth in Section 5.07(d) of the Seller Disclosure Schedule (the “Seller Severance Plan”), then Buyer shall provide to the employee severance benefits that are no less favorable than the severance benefits the employee would have received under the Seller Severance Plan.
(e)    Benefit Continuation for Continuing Employees. Buyer shall use commercially reasonable efforts to waive or cause to be waived all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any employee benefit plans, programs and policies of the Buyer in which Continuing Employees participate (or are eligible to participate) that are comparable “welfare benefit plans” (as defined in Section 3(1) of Employee Retirement Income Security Act of 1974, as amended). In addition, Buyer shall use commercially reasonable efforts to provide each Continuing Employee with credit for any co-payments and deductibles paid under Seller’s comparable welfare benefit plan(s) during the plan year commencing immediately prior to the Closing Date in satisfying any applicable co-payments, deductible or other out-of-pocket requirements under any such welfare benefit plans for the plan year in which the Closing Date occurs.
(f)    Service Credit for Continuing Employees. Buyer shall provide, or cause to be provided, to each Continuing Employee credit for all service with Seller or its Affiliates prior to the Closing Date, to the same extent as such service was credited under the comparable Benefit Plan, under all employee benefit plans, programs and policies of the Buyer in which Continuing Employees participate (or are eligible to participate) for all purposes, including for purposes of eligibility, vesting, benefit accrual and determination of level of benefits. Notwithstanding the foregoing, such service shall not be recognized to the extent that it results in the duplication of benefits.
(g)    401(k) Plan. Effective as of the Closing Date, Buyer shall maintain or designate a defined contribution plan and related trust intended to be qualified under Sections 401(a), 401(k) and 501(a) of the Code (the “Buyer 401(k) Plan”). Effective as of the Closing Date, the Continuing Employees shall cease participation in the relevant defined contribution plan (collectively, the “Seller 401(k) Plan”), and Buyer shall permit the Continuing Employees to commence participation in the Buyer 401(k) Plan and to elect a “direct rollover” of such Continuing Employees’ account balances (including promissory notes and any other documentation evidencing all outstanding loans) from the Seller 401(k) Plan to the Buyer 401(k) Plan. In connection with such direct rollovers, Seller and Buyer shall take such actions as reasonably necessary to implement such direct rollovers.
(h)    Third-Party Rights. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement; (ii) shall alter or limit Seller’s or Buyer’s ability to amend, modify or terminate any benefit plan, program, agreement or arrangement; or (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.
(i)    Employment by Third Party or Buyer’s Affiliates. Notwithstanding anything to the contrary in this Section 5.07, Buyer shall have the right to use a third party operator or an Affiliate of Buyer to hire the Plant Employees and to perform certain actions on behalf of Buyer under this Section 5.07; provided that in no event shall such use of or performance by a third party operator or an Affiliate of Buyer release Buyer from any of its obligations under this Section 5.07.

SECTION 5.08    Further Actions.
(a)    Subject to the terms and conditions of this Agreement, Buyer and Seller each agrees to use commercially reasonable efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable.
(b)    Subject to the terms and conditions of this Agreement, the Parties will each use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Required Consents, including, without limitation, any Consents required in connection with any approvals of parties to Contracts that are included in the Acquired Assets and any Filings or Consents with or from any Governmental Entity, including by (i) preparing and filing as soon as reasonably practicable all such Filings or Consents with or from any Governmental Entity or other Person that are required to be filed or obtained in order to consummate the transactions contemplated hereby, (ii) taking all actions necessary to cause all conditions set forth in Article 6 to be satisfied as soon as practicable and (iii) executing and delivering any additional instruments (which do not impose any material liability on Seller or Buyer) necessary to fully carry out the purposes of this Agreement; provided, however, that no Party shall be required to expend any funds or assume any liabilities other than (x) customary filing fees and (y) expenditures and liability assumptions which are customary and de minimis in nature and amount in the context of the transactions contemplated by this Agreement. Notwithstanding the foregoing Section 5.08(a) or this Section 5.08(b), none of Buyer, Seller nor any of their respective Affiliates shall have any obligation to (i) hold separate or divest any property or assets, (ii) defend against any lawsuit, action or proceeding, judicial or administrative, challenging this Agreement or the transactions contemplated hereby or (iii) agree to any conduct restrictions relating to their respective businesses which would result in a material adverse effect on such Person. Without limiting the foregoing, from the date hereof through the Closing Date, Buyer agrees that except as may be agreed in writing by Seller, Buyer shall not, and shall not permit any of its subsidiaries or Affiliates to take any action that would reasonably be expected to give rise to any Consent or Filing with any Governmental Entity not otherwise contemplated by this Agreement or impact the ability of the Parties to secure all required government approvals to consummate the transactions hereunder, or take any action with any Governmental Entity relating to the foregoing, or agree, in writing or otherwise, to do any of the foregoing, in each case which would reasonably be expected to delay or prevent the consummation of the transactions contemplated hereby or result in the failure to satisfy any condition to consummation of the transactions contemplated hereby, including but not limited to acquiring or commencing the development or construction of any electric generation, distribution or transmission facility in Indiana or Ohio or otherwise obtaining or seeking to obtain control over any electric generation, distribution or transmission facility. (A) Seller shall draft and file, and bear the fees associated with any Filings or Consents with or from the Ohio Power Siting Board and the Indiana Utility Regulatory Commission and (B) Buyer shall draft and file, and bear the fees associated with any Filings or Consents with or from the Federal Energy Regulatory Commission or any other Governmental Entity; provided, however, that (x) each Party shall have a reasonable opportunity to first review and comment on any Filings (other than HSR filings) or Consents and the Party responsible for such Filing or Consent shall consider such comments in good faith and (y) notwithstanding anything to the foregoing, each Party will bear its own internal costs and pay all fees and expenses including expenses of its counsel in connection with such Filings or Consents regardless of the Party responsible for drafting and filing.
(c)    Seller and Buyer shall (i) each promptly inform the other Party of any material communication made to, or received by such Party from, any Governmental Entity regarding any of the transactions contemplated hereby, (ii) respond as promptly as reasonably practicable to any inquiries or requests for additional information and documentary material received from any Governmental Entity and (iii) except as required by Law, not enter into any agreement with any Governmental Entity agreeing not to consummate the transactions contemplated by this Agreement.
(d)    No Party shall have any liability whatsoever to any other Party arising out of or relating to (i) the failure to obtain any Required Consent that may be required in connection with the transactions contemplated by this Agreement or (ii) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Required Consent, in each case, so long as it has complied with the applicable covenants contained in this Agreement.
(e)    Notwithstanding any other provision in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any interest in any Project Easement, Assumed Contract, Transferred Permit or Intellectual Property (or attempt to make such an assignment or transfer), without the consent or approval of a third party, would constitute a breach or other contravention of the rights of such third party (such assets, claims, rights or benefits being collectively referred to herein as the “Restricted Assets”). Any assignment or transfer of a Restricted Asset shall be made subject to such consent or approval being obtained. If any such consent or approval is not obtained prior to the Closing, (i) Seller shall continue, upon request of Buyer, to use commercially reasonable efforts to cooperate with Buyer in attempting to obtain any such consent or approval and (ii) Seller shall hold such Restricted Asset in trust for the use and benefit of Buyer or its designee and, to the extent practicable, Buyer and Seller shall negotiate in good faith with respect to alternative arrangements (such as a license, sublease or operating agreement) at no additional cost or expense to Buyer or any of its Affiliates until such time as such consent or approval has been obtained which results in Buyer or its Affiliates receiving all the benefits and bearing all the costs, liabilities and burdens with respect to any such Restricted Asset; provided that Seller or its Affiliates shall have no obligation to pay money or make any concessions to obtain any such consent or approval.
(f)    Following the Closing, (i) if Buyer or any of its Affiliates receive any payment from a third party that constitutes an Excluded Asset, Buyer shall promptly after receipt thereof, but in no event later than five (5) Business Days after such receipt, notify Seller of such receipt and transfer to Seller such Excluded Asset to an account designated by Seller and (ii) if Seller receives any Inventories or any payment that otherwise constitutes an Acquired Asset, Seller shall promptly after receipt thereof, but in no event later than five (5) Business Days after such receipt, notify Buyer of such receipt and send to Buyer such

Inventories to an address designated in writing by Buyer or such payment to an account designated by Buyer, as applicable.
(g)    Without limiting the foregoing, Buyer acknowledges and agrees that neither Seller nor any of its Affiliates shall have any obligations to maintain any guarantee or other form of credit support to secure performance or payment under any Assumed Contract after the Closing. Buyer shall use all reasonable efforts to obtain and deliver to Seller, prior to the Closing and to be effective upon the Closing, a full and unconditional release of all of the obligations of Seller and its Affiliates under each of the agreements and instruments set forth in Section 5.08(g) of the Seller Disclosure Schedule (the “Guarantees”) by providing the counterparties thereto and beneficiaries thereof with a substitute form of security. In the event that any such counterparty or beneficiary does not accept a substitute form of security prior to the Closing, Buyer shall continue to use all reasonable efforts to obtain and deliver to Seller as promptly as practicable after the Closing a full and unconditional release of all of the obligations of Seller and its Affiliates under any of the Guarantees that remain outstanding (the “Continuing Guarantees”). Except to the extent resulting from any breach by Seller or any of its Affiliates of such Continuing Guarantee or this Agreement, Buyer acknowledges that the obligations of Seller and its Affiliates under the Continuing Guarantees arising after the Closing are for the account of Buyer and any Indemnifiable Losses suffered, paid or incurred by Parent, Seller and their respective Affiliates in respect thereof shall be paid or reimbursed by Buyer, as applicable, and shall otherwise be subject to indemnification by Buyer as Released Liabilities. Buyer agrees to deliver to Seller at Closing and maintain in effect a letter of credit or other reasonable form of security in respect of Buyer’s indemnification obligations relating to each Continuing Guarantee until such time as there has been a full and unconditional release of Seller and its Affiliates from all obligations thereunder. Buyer shall not, and shall not permit any of its Affiliates to: (i) renew or extend the term of, (ii) increase the obligations under, or (iii) transfer to a third party any Contract or other obligation covered by a Continuing Guarantee.
(h)    Seller and Buyer shall cooperate and use commercially reasonable efforts to reach mutual agreement on access to certain required equipment currently located at facilities retained by Seller, including the RTUs and the telecommunication demarcation points, and Seller shall grant such license or easement as may be reasonably necessary, if any, to allow Buyer, its Affiliates or designees to access and/or install required interconnection cables/tie lines to such equipment. Seller shall, at its sole cost and expense, (i) use its commercially reasonable efforts to move all of the RTU assets relating to the Projects (the “RTUs”) from Seller’s or its Affiliate’s property to Buyer’s property relating to the Projects prior to the Closing and (ii) to the extent any of the RTUs have not been moved prior to the Closing, move all of the RTUs from Seller’s or its Affiliate’s property to Buyer’s property relating to the Projects as promptly as practicable following the Closing. Seller shall effect the amendments set forth in Section 5.08(h) of the Seller Disclosure Schedule prior to Closing.
SECTION 5.09    Obligations of Buyer Guarantor. Buyer Guarantor agrees that, prior to the Closing, it will not, and it will cause its Affiliates not to, take any action (or fail to take any action) that would reasonably be expected to disqualify Buyer from obtaining control of the Acquired Assets, assume the Assumed Liabilities or that would prevent, delay or limit the ability of Buyer to perform its obligations hereunder or to consummate the transactions contemplated hereby.
SECTION 5.10    Names Following the Closing. Within thirty (30) days following Closing, Buyer shall cause the Projects to cease using the name “AES”, “AES Ohio Generation”, “DPL”, “DP&L”, “DPL Energy” and any word or expression similar thereto or constituting an abbreviation or extension thereof (“Seller’s Marks”), including removing the Seller’s Marks from the properties and assets of the Projects, and Buyer shall not, and shall cause the Projects not to, use the Seller’s Marks or any logos, trademarks or trade names belonging to Seller or any Affiliate thereof, and Buyer acknowledges that it, its Affiliates and the Projects have no rights whatsoever to use the Seller’s Marks or such logos, trademarks or trade names or related intellectual property. Notwithstanding Buyer’s right to use the Seller’s Marks for the time periods set forth above, Buyer agrees that (a) neither Buyer nor any of its Affiliates shall be deemed an agent, representative or joint venture partner of Seller; (b) Seller, Parent and its respective Affiliates shall, as applicable, retain sole and exclusive ownership of the Seller’s Marks, and all goodwill and rights related thereto; and (c) Buyer and its Affiliates shall not take any action in respect of Seller’s Marks that would adversely affect Seller, Parent or its respective Affiliates, or the interest of Seller, Parent or its respective Affiliates in the Seller’s Marks.
SECTION 5.11    Post-Closing Cooperation. After Closing, upon prior reasonable written request, each Party shall use reasonable efforts to cooperate with each other in furnishing records, information, oral or written testimony, oral or written attestations and certifications, and other assistance in connection with transition matters and any inquiries or proceedings involving the Projects, but excluding any proceedings arising from disputes among the Parties. Each such requesting Party shall reimburse such cooperating Party for any reasonable out-of-pocket expenses paid or incurred by such cooperating Party as a result of any such requested cooperation.
SECTION 5.12    Proration of Charges.
(a)    Except as otherwise provided in this Agreement, all installments of special assessments or other charges on or with respect to the Acquired Assets payable by Seller for any period in which the Closing Date shall occur, including base rent, common area maintenance, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal and cost of fuel, shall be apportioned as of the Closing, and each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto. If such charge or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 12:01 A.M. on the Closing Date. If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the Closing Date.
(b)    All refunds, reimbursements, installments of base rent, additional rent, license fees or other use related revenue receivable by any Party to the extent attributable to the operation of the Projects for any period in which the Closing shall occur shall be prorated so that Seller shall be entitled to that portion of any such installment applicable to the period up to but not including the Closing Date (except to the extent such amounts were included as Current Assets in the calculation of the Net Working Capital) and Buyer shall be entitled to that portion of any such installment applicable to any period including and from and after the Closing Date, and if Buyer or Seller, as the case may be, shall receive any such payments after the Closing Date, they shall promptly remit to such other Parties their share of the payments.
(c)    The prorations pursuant to this Section 5.12 may be calculated after the Closing Date, as each item to be prorated (including any such obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due; provided that, in any event, any such proration shall be calculated not later than thirty (30) days after the party requesting proration of any item obtains the information required to calculate such proration of such item.
SECTION 5.13    Insurance; R&W Insurance.
(a)    From and after the Closing Date, the Acquired Assets shall cease to be insured by Seller’s or its Affiliates’ insurance policies or by any of their self- insured programs, and neither Buyer nor its Affiliates shall have a right to make any claim under such policies. For the avoidance of doubt, Seller and its Affiliates shall retain all rights to control their insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs. Buyer acknowledges that it shall be responsible for procuring insurance in respect of the Acquired Assets after the Closing Date.
(b)    In the event that Buyer or any of its Affiliates procures a buyer-side representation and warranty insurance policy (“R&W Insurance”), Buyer and Buyer Guarantor shall cause the R&W Insurance to explicitly provide that the provider of the R&W Insurance will not have the right to, and will not, pursue any subrogation or contribution rights or any other claims against the Seller in connection with any claim made by the Indemnified Buyer Entities thereunder, except in the case of fraud. Neither Buyer nor any of its Affiliates shall amend, modify or terminate the R&W Insurance or any provisions thereof in any manner that may adversely affect the Seller or any of its Affiliates, including any amendment, modification or termination of the provisions of the R&W Insurance in respect of the restriction described in the preceding sentence.
SECTION 5.14    Casualty and Condemnation.
(a)    If all or any portion of the Acquired Assets are damaged or destroyed by casualty loss after the date hereof and prior to the Closing (a “Casualty Loss”) or taken by condemnation after the date hereof and prior to the Closing (a “Condemnation Event”), Seller shall provide notice to Buyer after obtaining Knowledge of such Casualty Loss or Condemnation Event, and the following options shall apply based on (i) the cost of, in the case of a Casualty Loss, restoring such damaged or destroyed Acquired Asset to a condition reasonably comparable to its prior condition or, in the case of a Condemnation Event, replacing such Acquired Assets that are subject to such Condemnation Event with reasonably comparable assets plus (ii) the amount of any lost profits reasonably expected to accrue on or after Closing Date as a result of such Casualty Loss or Condemnation Event (such costs with respect to any such Acquired Asset, after including the amount of any such lost profits, in each case, as determined by a qualified firm reasonably acceptable to Buyer and Seller and selected by Buyer and Seller in good faith and promptly after the date of the event giving rise to the Casualty Loss or the Condemnation Event, in the case of a Casualty Loss, being referred to as the “Restoration Cost” or, in the case of a Condemnation Event, the “Condemnation Value”).
(b)    If the Restoration Cost or Condemnation Value, as the case may be, is greater than $4,000,000 but does not exceed $36,000,000, Seller may elect, by written notice to Buyer, (x) to reduce the amount of the Purchase Price by the estimated Restoration Cost or Condemnation Value, as applicable, in which event such Casualty Loss or Condemnation Event shall not affect the Closing, or (y) in the case of a Casualty Loss, to restore such damaged or destroyed Acquired Asset at any time prior to the Closing to a condition reasonably comparable to its condition immediately prior to the Casualty Loss or, in the case of a Condemnation Event, to replace such Acquired Assets that are subject to such Condemnation Event at any time prior to the Closing with reasonably comparable assets. If Seller does not make any such election pursuant to clause (x) or (y) of the immediately preceding sentence within thirty (30) days after the date of such Casualty Loss or Condemnation Event, Buyer may elect to terminate this Agreement within ten (10) Business Days after the end of such thirty (30) day period by written notice to Seller. If Buyer, in the circumstances in which it is entitled to do so, does not make an election to terminate this Agreement within such ten (10) Business Day period, the Parties shall proceed to Closing, and the Purchase Price shall be reduced by the estimated Restoration Cost or Condemnation Value, as applicable.
(c)    If the Restoration Cost or the Condemnation Value is in excess of $36,000,000, Buyer or Seller may, by notice to the other Party within thirty (30) days after Buyer’s receipt of notice from Seller of such Casualty Loss or Condemnation Event and the determination of the Restoration Cost or the Condemnation Value attributable thereto, elect to terminate this Agreement, and if neither Buyer nor Seller elects to terminate this Agreement within such thirty (30) day period, then the Parties shall proceed to Closing, and the Purchase Price shall be reduced by the estimated Restoration Cost or Condemnation Value.
(d)    If the Restoration Cost or the Condemnation Value is $4,000,000 or less, (A) neither Buyer nor Seller shall have the right or option to terminate this Agreement pursuant to this Section 5.14 and (B) there shall be no reduction to the Purchase Price pursuant to this Section 5.14. The rights and remedies provided in this Section 5.14 shall be exclusive remedies in respect of a Casualty Loss or a Condemnation Event.
SECTION 5.15    Financing. Seller shall use commercially reasonable efforts, and shall cause each of its Representatives to use commercially reasonable efforts, at no material cost or liability to Seller or such Representatives, to provide such cooperation as is reasonably requested by Buyer in connection with obtaining the Financing, including (a) furnishing the Buyer and any Financing Party with updated financial information related to the Acquired Assets and the Business (to the extent available) equivalent in scope and detail to the information provided to Buyer prior to the date of this Agreement as may be reasonably requested in connection with the marketing, syndication and arrangement of and the satisfaction of the conditions to, the Financing and (b) cooperating with the due diligence investigation of any Financing Party; provided that (i) neither Seller nor any of its Representatives shall be required to (A) pay (or agree to pay) any commitment or other fee, provide any indemnities or incur any liability or obligation, or enter into any contract, authorization or approval in connection with the Financing, (B) give any indemnities in connection with the Financing, (C) take any action that, in the good-faith determination of the Seller, would unreasonably interfere with the conduct of the Business or any other business of the Seller, (D) provide any information the disclosure of which is prohibited or restricted under applicable Law or subject to legal privilege, (E) take any action that will conflict with or violate any applicable Law or would result in a violation or breach of or default under, any material agreement to which the Seller or any of its Affiliates is a party, (F) provide proforma financial statements or proforma adjustments reflecting the Financing or the transactions contemplated hereunder or any description of all or any component of the Financing or any transaction contemplated hereunder or (G) execute any agreement, certificate, document or instrument with respect to the Financing that would be effective prior to the Closing Date and (ii) no Representative of the Seller or any of its Affiliates or Representatives shall be required to deliver any certificate or opinion or take any other action pursuant to this Section 5.15 or any other provision of this Agreement that could reasonably be expected to result in personal liability to such Representative. Buyer will promptly reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented legal fees and expenses) incurred by it, its Affiliates and Representative in complying with their respective covenants pursuant to this Section 5.15, and Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and each of their respective Representatives from and against any and all losses, damages, claims, interest, costs, expenses, awards, judgments, penalties and amounts paid in settlement suffered or incurred, directly or indirectly, in connection with the Financing or any information provided in connection therewith. Notwithstanding anything in this Agreement to the contrary, Buyer’s obtainment of any Financing, or any closing thereof, shall not be a condition precedent to Buyer’s obligation to consummate the Closing hereunder.
SECTION 5.16    Title Insurance Policy; Survey.
(a)    If, in connection with its purchase of the Acquired Assets (including any financing thereof), Buyer elects to obtain, or its Financing Sources require, a policy(ies) of title insurance covering all or any portion of the Real Property, as well as any endorsements thereto that Buyer may elect or be required to obtain (the “Title Insurance Policy”), Seller agrees to execute owner’s affidavits and, with respect to sites where the Title Company has agreed to rely on existing, recent ALTA surveys obtained by Seller prior to the date of this Agreement, rather than new ALTA surveys obtained by Buyer pursuant to Section 5.16(b) below, survey affidavits in substantially the form(s) attached hereto as Exhibit M, as may be reasonably required by the Title Company and provide such other customary documents or information as may be reasonably requested by the Title Company, in each case, to issue the Title Insurance Policy. Notwithstanding anything to the contrary herein, Buyer shall be solely responsible for all costs associated with any Title Insurance Policy and shall reimburse Seller and its Representatives for any and all reasonable, documented out-of-pocket fees, costs or expenses (including reasonable fees, costs and expenses of counsel, accountants and other advisors) incurred by any of them in connection therewith.
(b)    Prior to the Closing Date, Parent, Seller and their respective Affiliates shall cooperate reasonably with Buyer and its Representatives, including by providing reasonable access to the Real Property, in connection with Buyer’s efforts to procure an ALTA survey of each parcel of Real Property prepared by a surveyor licensed in the jurisdiction in which the relevant

Real Property is located. Notwithstanding anything to the contrary contained herein, the costs and expenses associated with the preparation and delivery of any such survey shall be borne solely by Buyer, and Buyer shall promptly reimburse Seller and its Representatives for any and all reasonable, documented out-of-pocket fees, costs or expenses (including reasonable fees, costs and expenses of counsel, accountants and other advisors) incurred by any of them in connection therewith.
SECTION 5.17    Capacity Obligations; Transfer of Revenues and Obligations.
(a)    Parent, Seller or an Affiliate thereof has offered capacity from the Projects into PJM’s Reliability Pricing Model (“RPM”) base residual and incremental auctions and those offers have cleared the market resulting in the capacity positions set forth on Section 5.17(a) of the Seller Disclosure Schedule (the “Capacity Obligations”). At the Closing, Seller shall transfer and assign or cause to be transferred and assigned to Buyer or Buyer’s designated agent (i) all liabilities, obligations, commitments and responsibilities of Seller accruing or arising from the Capacity Obligations attributable to the period from and after the Closing, and (ii) all right to receive revenue accruing with respect to the Capacity Obligations (the “Capacity Revenues”) attributable to the period from and after the Closing or as otherwise included as a Current Asset in the calculation of the Net Working Capital.
(b)    To the extent that PJM does not permit, or any other Governmental Entity is required to approve, the transfer and assignment of the Capacity Revenues to Buyer or its designated agent in accordance with Section 5.17(a) or does not permit or otherwise effectuate the transfer and assignment to Buyer as of the Closing of any revenues generated by the Projects (including Capacity Revenues, reactive power revenues, energy revenues and ancillary services revenues), Seller or its designated agent or Affiliate shall receive such revenues solely as agent for Buyer and promptly, but in any event within five (5) Business Days of Seller’s or such designated agent’s or Affiliate’s receipt thereof, transfer or cause to be transferred all such revenues attributable to the period from and after the Closing to Buyer or its designated agent.
(c)    On and after the Closing Date, Buyer shall have the exclusive right to offer to sell capacity from the Projects in PJM’s RPM auctions.
SECTION 5.18    Environmental Matters.  To the extent allowed by Law and to the extent reasonably practicable, Seller shall be responsible for preparing and filing all reports and certifications required to be submitted to a Governmental Entity under applicable Environmental Laws and Environmental Permits for the reporting periods beginning on or prior to the Closing Date, including all Title V semi-annual deviation reports, annual emissions inventory reports, and Tier II Emergency and Hazardous Chemical Inventory reports, by the dates required under applicable Environmental Laws or Environmental Permits, even if such reporting deadlines occur after the Closing Date.  To the extent allowed by Law and to the extent reasonably practicable, Buyer shall be responsible for preparing and filing all reports and certifications required to be submitted to a Governmental Entity under applicable Environmental Laws and Environmental Permits for the reporting periods beginning after the Closing Date, including all Title V semi-annual deviation reports, annual emissions inventory reports, and Tier II Emergency and Hazardous Chemical Inventory reports, by the dates required under applicable Environmental Laws or Environmental

Permits.  Buyer and Seller shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by any Party, in connection with the preparation and filing of any reports or certifications required to be submitted to a Governmental Entity under applicable Environmental Laws and Environmental Permits for a reporting period that begins on or before and ends after the Closing Date; provided, however, that each Party shall be responsible for submitting reports and certifications for that portion of the reporting period during which such Party owned or operated the Acquired Assets.
SECTION 5.19    Emission Allowances.
(a)    As soon as reasonably practicable following the Closing, Buyer shall cause all required notices and other Filings to be made with applicable Governmental Entities in respect of its assumption of the Transferred Allowances. Following the Closing, all regular and other required Filings relating to Emission Allowances and Acid Rain Program and CSAPR compliance with respect to the Projects shall be submitted as provided in Section 5.18.
(b)    As soon as reasonably practicable following the year in which the Closing occurs (or promptly following the end of any other relevant compliance period), Seller and Buyer shall work in good faith to quantify (i) the total Emission Allowances required for Acid Rain Program and CSAPR compliance for the Projects for that year and (ii) the pro rata amount of Emission Allowances attributable to the portion of that year during which Seller owned the Projects. For the avoidance of doubt, the foregoing process shall be undertaken for the year in which the Closing occurs and, if the Closing takes place at a time when the compliance process for the previous year has not yet been completed, also for the year prior to the year in which the Closing occurs.
(c)    To the extent that required Emission Allowances, as determined pursuant to Section 5.19(b)(ii), are greater than the Transferred Allowances, Seller will either (i) provide Buyer with Emission Allowances equal to such excess or (ii) make a payment to Buyer sufficient to purchase Emission Allowances equal to such excess using the market price of Emission Allowances at the time such determination is made. To the extent that required Emission Allowances, as determined pursuant to Section 5.19(b)(ii), are less than the Transferred Allowances, Buyer will make a payment to Seller equal to the value of such excess Transferred Allowances based on the market price of Emission Allowances at the time such determination is made.
ARTICLE 6
CONDITIONS TO CLOSING
SECTION 6.01    Conditions to Each Party’s Obligations. The obligation of Buyer and Seller to consummate the Closing is subject to the satisfaction (or waiver by Buyer and Seller) on or prior to the Closing of each of the following conditions:
(a)    All of the Required Consents shall have been made, given or obtained and shall be in full force and effect.

(b)    No injunction or other legal prohibition of any Governmental Entity or other Law preventing the purchase and sale of the Acquired Assets shall be in effect; provided, that the Party asserting this condition shall have complied with its obligations under Section 5.08.
SECTION 6.02    Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction (or waiver by Buyer) on or prior to the Closing Date of each of the following additional conditions:
(a)    Seller shall have performed and satisfied in all material respects each of its agreements and obligations set forth in this Agreement required to be performed and satisfied by it at or prior to the Closing.
(b)    The representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (without regard to any express qualifier therein as to materiality, Seller Material Adverse Effect or Company Material Adverse Effect), except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and except for such breaches that, in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect or Company Material Adverse Effect.
(c)    Parent and Seller shall each have delivered to Buyer a certificate, dated as of the Closing Date, executed on behalf of each of Parent and Seller by an authorized executive officer thereof, certifying that the conditions specified in Sections 6.02(a) and (b) hereto have been fulfilled.
(d)    Parent and Seller shall have delivered evidence, reasonably satisfactory to Buyer, that all Liens described in paragraph 2 of Section 3.09 of the Seller Disclosure Schedule have been released or removed.
SECTION 6.03    Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of each of the following additional conditions:
(a)    Buyer shall have performed and satisfied in all material respects each of its agreements and obligations set forth in this Agreement required to be performed and satisfied by it at or prior to the Closing, including the receipt by Seller of all amounts required to be paid by Buyer at the Closing under Section 2.02.
(b)    The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects as of the Closing Date and as though made on the Closing Date (without regard to any express qualifier therein as to materiality), except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date) and except for such breaches that, in the aggregate, would not reasonably be expected to result in a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(c)    Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, executed on behalf of Buyer by an authorized individual thereof, certifying that the conditions specified in Sections 6.03(a) and 6.03(b) hereto have been fulfilled.
SECTION 6.04    Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable efforts to cause the Closing to occur, as and to the extent required by Section 5.08.
ARTICLE 7

SURVIVAL AND RELEASE
SECTION 7.01    Survival of Certain Representations and Warranties. Other than the representations and warranties provided in Sections 3.01 (Organization and Existence), 3.02 (Authorization), 3.14 (Indebtedness of Seller), 3.19 (Brokers), 3.20 (Exclusive Representations and Warranties), 4.01 (Organization and Existence), 4.02 (Authorization), 4.08 (Investigation), 4.09 (Disclaimer Regarding Projections), 4.11 (Brokers) and 4.12 (Exclusive Representations and Warranties) (collectively, the “Specified Representations”) which shall survive indefinitely, all other representations, warranties, covenants and agreements of the Parties contained in this Agreement (other than covenants and agreements which by their terms are to be performed after Closing, which shall survive until the date that is ninety (90) days after the last date that a Party is required to take any action or refrain from taking any action in accordance therewith) shall survive for a period of twelve (12) months after the Closing Date and there shall be no liabilities or obligations with respect thereto from and after such date; provided, that (a) the representations provided in Section 3.12 (Taxes) shall terminate as of and shall not survive the Closing Date and (b) the representations and warranties set forth in Section 3.11 (Environmental Matters) shall survive until the date that is three (3) years following the Closing Date; provided, further, that any claim made or asserted by a Person within the applicable survival period shall continue to survive with respect to such claim until such claim is finally resolved and all obligations with respect thereto are fully satisfied.
SECTION 7.02    “As Is” Sale; Release.
(a)    EXCEPT FOR THOSE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3, IN ANY ANCILLARY AGREEMENT OR IN ANY CERTIFICATE DELIVERED AT THE CLOSING (i) THE ACQUIRED ASSETS AND THE ASSUMED LIABILITIES ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND (ii) BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED ON, AND PARENT AND SELLER EXPRESSLY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ACQUIRED ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF SELLER, OF THE ACQUIRED ASSETS AND THE ASSUMED LIABILITIES.
(b)    Except for the obligations of Parent and Seller under this Agreement, including under Article 8, and under any Ancillary Agreement to which Parent, Seller or any of their respective Affiliates is a party, for and in consideration of the transfer of the Acquired Assets, effective as of the Closing, Buyer shall and shall cause its Affiliates to absolutely and unconditionally release, acquit and forever discharge Seller and its Affiliates, each of their present and former officers, directors, managers, employees and agents and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, damages, debts, or any other obligations, liabilities and claims whatsoever, whether known or unknown, both in law and in equity, in each case to the extent arising out of or resulting from the ownership and/or operation of the Projects, or the assets, business, operations, conduct, services, products and/or employees (including former employees) of any of the Projects (and any predecessors), whether related to any period of time before, on, or after the Closing Date including, without limitation, as to liabilities under any Environmental Law (all of the foregoing, collectively, the “Released Liabilities”).
SECTION 7.03    Certain Limitations. Notwithstanding anything in this Agreement to the contrary:
(a)    (i) Except for the obligations of Parent under this Agreement, including under Article 8, no Representative, Affiliate of, or direct or indirect equity owner in, Seller shall have any personal liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Parent or Seller in this Agreement, and, (ii) except for the obligations of Buyer Guarantor under Section 8.04(f), no Representative, Affiliate of, or direct or indirect equity owner in, Buyer or Buyer Guarantor shall have any personal liability to Parent, Seller or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement; and
(b)    Notwithstanding anything to the contrary contained in this Agreement, no Party shall be liable for (i) punitive or exemplary damages or (ii) incidental, special, consequential or indirect damages, or lost profits (other than lost profits that constitute direct damages), or losses calculated by reference to any multiple of earnings or earnings before interest, tax, depreciation or amortization (or any other valuation methodology), whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from the other Party’s sole, joint or concurrent negligence, strict liability or other fault for any matter relating to this Agreement and the transactions contemplated hereby, except (A) in each case, with respect to damages that are recovered from an Indemnified Entity from a Third Party and (B) lost profits may be taken into account for purposes of calculating the amount of a Casualty Loss of Condemnation Event as specified in Section 5.14(a).
ARTICLE 8
INDEMNIFICATION, TERMINATION, AMENDMENT AND WAIVER
SECTION 8.01    Indemnification by Parent and Seller.
(a)    From and after the Closing, subject to the other provisions of this Article 8, Parent and Seller agree to indemnify Buyer and its officers, directors, employees and Affiliates (collectively, the “Indemnified Buyer Entities”) and to hold each of them harmless from and against, any and all Indemnifiable Losses suffered, paid or incurred by such Indemnified Buyer

Entity (whether or not such Indemnifiable Losses relate to a direct claim or a Third Party claim) (i) in connection with, arising out of or resulting from any breach of any of the representations and warranties made by Seller to Buyer in Article 3 or any Ancillary Agreement, (ii) in connection with, arising out of or resulting from any breach by Parent or Seller of any of its covenants or agreements contained in this Agreement or any Ancillary Agreement, (iii) related to the Excluded Assets or (iv) related to the Excluded Liabilities (including Excluded Tax Liabilities).
(b)    Notwithstanding anything to the contrary contained in this Section, the Indemnified Buyer Entities shall be entitled to indemnification with respect to any claim for indemnification pursuant to Section 8.01(a)(i):
(i)    only if, and then only to the extent that, the aggregate Indemnifiable Losses to all Indemnified Buyer Entities with respect to all such claims exceeds one percent (1.0%) of the Base Purchase Price (the “Deductible”), whereupon (subject to the provisions of clauses (ii) and (iii) below) Parent and Seller shall be obligated to pay in only such amounts that in the aggregate exceed the Deductible; provided that, the Deductible shall not apply to Indemnifiable Losses suffered, paid or incurred by an Indemnified Buyer Entity as a result of any breach by Seller of any Specified Representation;
(ii)    only with respect to individual items where the Indemnifiable Losses relating thereto are in excess of $100,000 (any items less than such threshold shall not be aggregated for the purposes of the immediately preceding clause (i)); and
(iii)    only with respect to such claims made on or before the expiration of the survival period pursuant to Section 7.01 for the applicable representation, warranty, covenant or agreement.
(c)    Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Indemnified Buyer Entities be entitled to aggregate indemnification with respect to claims pursuant to Section 8.01(a)(i) in excess of two percent (2%) of the Base Purchase Price (the “Cap”); provided, that (i) the Cap applicable to the aggregate indemnification obligations of Parent and Seller related to (A) claims pursuant to Section 8.01(a)(ii) and (B) claims in respect of any breach of any of the Specified Representations made by Seller shall be the Purchase Price; and (ii) there should be no limitation on any indemnification obligation of Parent and Seller related to claims pursuant to Section 8.01(a)(iii) or Section 8.01(a)(iv).
(d)    In no event shall Parent or Seller be obligated to indemnify the Indemnified Buyer Entities with respect to Indemnifiable Losses to the extent arising from any material breach of this Agreement by any of the Indemnified Buyer Entities.
(e)    This Section is subject to the limitations set forth in Section 7.03(b).
SECTION 8.02    Indemnification by Buyer.

(a)    From and after the Closing Date, subject to the other provisions of this Article 8, Buyer agrees to indemnify Parent, Seller and their respective officers, directors, employees and Affiliates (collectively, the “Indemnified Seller Entities”) and to hold each of them harmless from and against, any and all Indemnifiable Losses suffered, paid or incurred by any such Indemnified Seller Entity (whether or not such Indemnifiable Losses relate to a direct claim or a Third Party claim) (%3) in connection with, arising out of or resulting from any breach of any of the representations and warranties made by Buyer in Article 4 or any Ancillary Agreement, (%4) in connection with, arising out of or resulting from any breach by Buyer of any of its covenants or agreements contained in this Agreement or any Ancillary Agreement, (iii) in respect of Released Liabilities, (iv) related to the Assumed Liabilities or (v) related to the Acquired Assets to the extent attributable to the period from and after the Closing Date.
(b)    Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Indemnified Seller Entities be entitled to aggregate indemnification with respect to claims pursuant to Section 8.02(a)(i) in excess of the Cap; provided, that the Cap applicable to any indemnification obligation of Buyer related to (A) claims pursuant to Section 8.02(a)(ii) and (B) claims in respect of any breach of any of the Specified Representations made by Buyer shall be the Purchase Price; and provided, further, that there shall be no limitation on any indemnification obligations of Buyer related to claims pursuant to Section 8.02(a)(iii), (iv) and (v).
(c)    In no event shall Buyer be obligated to indemnify the Indemnified Seller Entities with respect to Indemnifiable Losses to the extent arising from any material breach of any of the Indemnified Seller Entities.
(d)    This Section is subject to the limitations set forth in Section 7.03(b).
SECTION 8.03    Indemnification Procedures.
(a)    If an Indemnified Buyer Entity or an Indemnified Seller Entity (each, an “Indemnified Entity”) believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article 8 (whether or not the amount of Indemnifiable Losses relating thereto is then quantifiable), such Indemnified Entity shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the party from which indemnification is sought (the “Indemnifying Entity”) (i) if the event or occurrence giving rise to such Claim for indemnification is, or relates to, a claim, suit, action or proceeding brought by a Person not a Party or affiliated with any such Party (a “Third Party”), within ten (10) Business Days following receipt of notice of such claim, suit, action or proceeding by such Indemnified Entity, or (ii) if the event or occurrence giving rise to such claim for indemnification is not, or does not relate to, a claim, suit, action or proceeding brought by a Third Party, within thirty (30) days after the discovery by the Indemnified Entity of the circumstances giving rise to such claim for indemnity. Each Claim Notice shall describe the claim in reasonable detail. The failure of the Indemnified Entity to give a Claim Notice (or the delay in giving a Claim Notice) shall not relieve the Indemnifying Entity of liability hereunder except (and then only) to the extent that the defense of such Third

Party Claim, suit, action or proceeding is materially prejudiced by the failure to give such Claim Notice (or the delay in giving such Claim Notice).
(b)    Upon receipt by an Indemnifying Entity of a Claim Notice in respect of an action or claim of a Third Party, the Indemnifying Entity shall be entitled to (i) assume and have sole control over the defense of such action or claim at its sole cost and expense (subject to the last sentence of this Section 8.03(b)) and with its own counsel if it gives notice of its intention to do so to the Indemnified Entity within thirty (30) days of the receipt of such Claim Notice from the Indemnified Entity; provided, that if the Indemnified Entity reasonably concludes that there may be defenses available to the Indemnified Entity that are different from or in addition to those available to the Indemnifying Entity, or if the Indemnified Entity’s outside counsel shall have advised the Indemnified Entity that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel, the Indemnified Entity shall have the right to request separate counsel from that representing the Indemnifying Party, the expense of such separate counsel to be paid by the Indemnifying Party; and (ii) negotiate a settlement or compromise of such action or claim; provided, that (x) such settlement or compromise shall include a full and unconditional waiver and release by the Third Party of all Indemnified Entities (without any cost, liability or admission of wrongdoing of any nature whatsoever to such Indemnified Entities) and (y) any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Entity, which shall not be unreasonably withheld, conditioned or delayed. If, within thirty (30) days of receipt from an Indemnified Entity of any Claim Notice with respect to a Third Party action or claim, the Indemnifying Entity (i) advises such Indemnified Entity in writing that the Indemnifying Entity shall not elect to defend, settle or compromise such action or claim or (ii) fails to make such an election in writing, such Indemnified Entity may, at its option, defend, settle or otherwise compromise or pay such action or claim; provided, that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Entity, which consent shall not be unreasonably withheld, conditioned or delayed. Unless and until the Indemnifying Entity makes an election in accordance with this Section 8.03(b) to defend, settle or compromise such action or claim, all of the Indemnified Entity’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Indemnifiable Losses subject to indemnification hereunder to the extent provided herein and, if applicable, to the extent such expenses exceed the Deductible or in the event the Deductible has been satisfied, shall be borne by the Indemnifying Entity and payable monthly or as legal bills are received by the Indemnified Entity and tendered to the Indemnifying Entity. Each Indemnified Entity shall make available to the Indemnifying Entity all information that is reasonably required by the Indemnifying Entity and reasonably available to such Indemnified Entity relating to such action or claim, except as may be prohibited by applicable Law or as would compromise any applicable attorney/client privilege. In addition, the Parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such action or claim. The Party in charge of the defense shall keep the other Parties fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Entity elects to defend any such action or claim, then the Indemnified Entity shall be entitled to participate in such defense with counsel reasonably acceptable to the Indemnifying Entity, at such Indemnified Entity’s sole cost and expense. In the event the Indemnifying Entity assumes the defense of (or otherwise elects to negotiate or settle or compromise) any action or claim as described above, the Indemnified Entity shall reimburse the Indemnifying Entity for all costs and expenses incurred by the Indemnifying Entity in connection with such defense (or negotiation, settlement or compromise) to the extent, if applicable, that such costs and expenses do not exceed the amount of the remaining Deductible, and any amounts so reimbursed shall be applied against the amount of any remaining Deductible.
SECTION 8.04    Indemnification Generally; Buyer Guarantee.
(a)    Each Indemnified Entity shall be obligated in connection with any claim for indemnification under this Article 8 to use all reasonable efforts to obtain any insurance proceeds (other than insurance proceeds under any representation and warranty insurance policy with respect to the representations and warranties of Seller) available to such Indemnified Entity with regard to the applicable claims and to recover any amounts to which it may be entitled in respect of the applicable claims pursuant to contractual or other indemnification rights that it may have against Third Parties. The amount which the Indemnifying Entity is or may be required to pay to any Indemnified Entity pursuant to this Article 8 shall be reduced (retroactively, if necessary) by any net insurance proceeds, Tax benefits or other net recovery, settlement or payment (other than insurance proceeds under any representation and warranty insurance policy with respect to the representations and warranties of Seller) actually received from a Third Party by or on behalf of such Indemnified Entity in mitigation of, or related to, the related Indemnifiable Losses (after taking into account the costs of collection of such recoveries). If an Indemnified Entity shall have received the payment required by this Agreement from the Indemnifying Entity in respect of Indemnifiable Losses (including any Purchase Price adjustment with respect to the circumstances giving rise to such payment under this Article 8) and shall subsequently receive net insurance proceeds, Tax benefits or other net recovery, settlement or payment (other than insurance proceeds under any representation and warranty insurance policy with respect to the representations and warranties of Seller) actually received from a Third Party in respect of such Indemnifiable Losses, then such Indemnified Entity shall promptly repay to the Indemnifying Entity a sum equal to the amount of such net insurance proceeds, Tax benefits or other net recovery, settlement or payment (other than insurance proceeds under any representation and warranty insurance policy with respect to the representations and warranties of Seller) actually received from a Third Party (after taking into account the costs of collection of such recoveries); provided, however, that any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.
(b)    In addition to the requirements of Section 8.04(a), each Indemnified Entity shall be obligated in connection with any claim for indemnification under this Article 8 to use all commercially reasonable efforts to mitigate Indemnifiable Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Indemnifiable Losses; provided that, notwithstanding anything to the contrary in this Agreement, Buyer shall have no obligation to seek any recoveries under any representation and warranty insurance policy with respect to the representations and warranties of Seller.
(c)    Subject to the rights of any Person providing insurance as contemplated by Section 8.04(a) above, the Indemnifying Entity shall be subrogated to any right of action that the

Indemnified Entity may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.
(d)    The indemnification provided in this Article 8 shall be the exclusive post-Closing remedy available to any Party hereto with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, or otherwise in respect of the transactions contemplated by this Agreement. In furtherance of the foregoing, each Party hereby waives, from and after the Closing, any and all rights, claims and causes of action it may have against the other Parties arising under or based upon this Agreement, any document or certificate delivered in connection herewith, any applicable Law (including any relating to environmental matters) or otherwise (except pursuant to the indemnification provisions set forth in this Article 8).
(e)    Notwithstanding anything to the contrary in this Agreement, for purposes of calculating Indemnifiable Losses in connection with a claim for indemnification under this Article 8, each of the representations, warranties, covenants and agreements (but not for purposes of determining whether there has been a breach of any such representation, warranty, covenant or agreement) that contain any qualifications as to materiality, Company Material Adverse Effect or Seller Material Adverse Effect shall be deemed to have been given as though there were no such qualifications, and any such qualification shall be disregarded for purposes of calculating the amount of any Indemnifiable Losses under this Article 8; provided, however, that the foregoing shall not apply to the representation in clause (ii) of Section 3.05(b).
(f)    To induce Seller to enter into this Agreement, Buyer Guarantor hereby irrevocably, absolutely and unconditionally guarantees, as a primary obligor and not merely as a surety, the due and punctual payment and performance of all obligations of Buyer under this Agreement strictly in accordance with the terms hereof, including without limitation, Buyer’s obligation to pay the Purchase Price and Buyer’s indemnification obligations (but only to the extent such indemnification obligations arise prior to Closing), whether direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due (the “Guaranteed Obligations”); provided, that in no event shall Buyer Guarantor’s aggregate liability to make payments in connection with the Guaranteed Obligations exceed an amount equal to Two Hundred Forty-Two Million Dollars ($242,000,000) (the limitation on the liability Buyer Guarantor may have for payments in connection with the Guaranteed Obligations as set forth in this proviso being herein referred to as the “Guarantee Payment Cap”), and this guaranty may not be enforced against Buyer Guarantor without giving effect to the Guarantee Payment Cap. Buyer Guarantor hereby waives, to the maximum extent permitted by any applicable Law, any provision of any Law applicable hereto which restricts or in any way limits the rights of any obligee against a guarantor or surety following a default or failure of performance by an obligor with respect to whose obligations the guarantee or surety is provided. Without limiting the generality of the foregoing, Buyer Guarantor expressly waives any requirement that Seller exhaust any right, power or remedy or proceed against Buyer under this Agreement in respect of the Guaranteed Obligations (subject to the Guarantee Payment Cap). Notwithstanding anything to the contrary contained in this Section 8.04(f), Seller hereby agrees that, to the extent Buyer is relieved of any of its obligations under this Agreement pursuant to the terms hereof or expressly in writing by Seller, Buyer Guarantor shall similarly be relieved of its obligations under this Section 8.04(f). The guarantee of Buyer Guarantor hereunder (x) is a continuing guarantee and is a guarantee of payment and is not merely a guarantee of collection of the Guaranteed Obligations (up to the Guarantee Payment Cap), and (y) shall automatically terminate and Buyer Guarantor shall have no further obligations hereunder or in connection herewith as of the earliest of (i) the consummation of the Closing in accordance with the terms and conditions of this Agreement, if the Closing occurs, (ii) receipt in full by Seller of an amount equal to the Guaranteed Obligations paid by the Guarantor (up to the Guarantee Payment Cap) and (iii) the date on which this Agreement is terminated (unless, in the case of this clause (iii), Seller has terminated this Agreement pursuant to Section 8.05(d), and within sixty (60) days of such termination has provided written notice to Buyer Guarantor asserting a Claim that Buyer Guarantor or Buyer is liable for any Guaranteed Obligations under this Section 8.04(f), in which case this Section 8.04(f) will terminate on the date such Claim is finally resolved or otherwise satisfied).
(i)    Buyer Guarantor represents and warrants to Seller as follows:
(A)    Buyer Guarantor is a limited partnership organized under the laws of the State of Delaware with all requisite power and authority required to enter into this Agreement, consummate the transactions contemplated hereby and otherwise carry on its business and own its assets. Buyer Guarantor is duly organized, validly existing and in good standing in its jurisdiction of organization.
(B)    The execution, delivery and performance by Buyer Guarantor of this Agreement and the consummation by Buyer Guarantor of the transactions contemplated hereby are within Buyer Guarantor’s limited partnership powers and have been duly authorized by all necessary limited partnership action. This Agreement has been duly executed and delivered by Buyer Guarantor.
(C)    The obligations of Buyer Guarantor under this Agreement constitute its legal, valid and binding obligations and are in full force and effect in accordance with their terms.
(D)    No Consent of or Filing with any Governmental Entity is required to be obtained or made by Buyer Guarantor in connection with the execution and delivery of this Agreement by Buyer Guarantor and the consummation by Buyer Guarantor of the transactions contemplated hereby.
(E)    The execution, delivery and performance of this Agreement by Buyer Guarantor does not and will not (1) contravene or violate any provision of the Organizational Documents of the Buyer Guarantor or (2) contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, Law, order, arbitration award, judgment or decree to which Buyer Guarantor is a party or by which Buyer Guarantor is bound.

SECTION 8.05    Termination. This Agreement may be terminated:
(a)    at any time prior to the Closing Date by mutual written agreement of Buyer and Seller;
(b)    by either Buyer or Seller if the Closing shall not have occurred on or prior to the nine (9) month anniversary of the date of this Agreement (the “Outside Date”); provided, that if on the Outside Date the condition to Closing set forth in Section 6.01(a) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied or waived (or shall be capable of being satisfied at the Closing), then either Buyer or Seller may extend the Outside Date by an additional ninety (90) days; provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein, and provided, further, that the right to extend or terminate this Agreement under this Section 8.05(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
(c)    by either Buyer or Seller by giving written notice to the other Party if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other Action shall not be subject to appeal or shall have become final and unappealable; provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein;
(d)    by either Buyer or Seller by giving written notice to the other Party if there has been a breach by such other Party of any representation, warranty or covenant of such other Party contained in this Agreement and, assuming Closing were to occur on the day on which such written notice is provided pursuant to this Section 8.05(d), such breach would result in the failure to satisfy one or more of the conditions to Closing of the Party sending such notice (set forth in Section 6.02 or Section 6.03, as applicable) and such breach, if of a character that is capable of being cured, is not cured by the breaching Party prior to the earlier of (i) thirty (30) days of its receipt of such written notice from the terminating Party and (ii) the Outside Date; provided, that (i) Buyer shall not be permitted to terminate this Agreement if Buyer is then in breach of any of its representations, warranties, covenants or other agreements contained herein so as to cause any of the conditions set forth in Section 6.03(a) or Section 6.03(b) not to be satisfied and (ii) Seller shall not be permitted to terminate this Agreement if Seller or Parent is then in breach of any of its representations, warranties, covenants or other agreements contained herein so as to cause any of the conditions set forth in Section 6.02(a) or Section 6.02(b) not to be satisfied; or
(e)    by either Buyer or Seller pursuant to Section 5.14 (Casualty and Condemnation).
SECTION 8.06    Effect of Termination.

(a)    If this Agreement is terminated as permitted by Section 8.05(a), (b), (c) or (e), such termination shall be without liability of any Party to the other Parties, except liability for any breach of any representations, warranties, covenants or other agreements under this Agreement prior to such termination. If this Agreement is terminated as permitted by Section 8.05(d), the non-breaching Party shall have the right to pursue all remedies available to it, whether at law or in equity, or as otherwise provided for in this Agreement.
(b)    If this Agreement is terminated by either Party pursuant to Section 8.05, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party, provided, that Buyer shall (i) at Buyer’s election either (x) return all documents and other material received from Seller, its Affiliates or its advisors or representatives relating to the Projects and transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to Seller, or (y) destroy all copies of the foregoing documents and materials, and deliver a certificate to Seller confirming such destruction; and (ii) continue to treat all confidential information received by Buyer and its Affiliates and their Representatives with respect to the Projects in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination hereof.
(c)    If this Agreement is terminated, this Agreement shall become null and void and of no further force and effect, except for the following provisions which shall survive such termination: Section 5.04 (Confidentiality; Publicity); Section 5.06 (Expenses); Section 8.04(f) (Buyer Guarantee) (but only to the extent provided therein); Section 8.05 (Termination); this Section 8.06 (Effect of Termination) and Article 9 (Miscellaneous).
ARTICLE 9

MISCELLANEOUS
SECTION 9.01    Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile or e-mail) and shall be sent, delivered or mailed, addressed, faxed or e-mailed:

Kimura Power, LLC
c/o Rockland Capital
24 Waterway Avenue, Suite 800
The Woodlands, Texas 77380
Attention:     James A. Maiz
Facsimile:     281.863.9056
Email:     james.maiz@rocklandcapital.com

with a copy (which shall not constitute notice) to:

Bracewell LLP
711 Louisiana St., Suite 2300

Houston, TX 77002
Attention:     Ryan S. Holcomb
Facsimile:     800.404.3970
Email:     ryan.holcomb@bracewell.com

(a)    if to Seller, to:

AES Ohio Generation, LLC
c/o DPL Inc.
1065 Woodman Drive
Dayton, Ohio 45432
Attention: Mark E. Miller
Facsimile: 937-259-7386
Email: Mark.miller@aes.com

with a copy to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
Attention:     William S. Lamb, Esq.
Facsimile:     212.259.2557
Email:     bill.lamb@bakerbotts.com

(b)    if to Parent, to

DPL Inc.
1065 Woodman Drive
Dayton, Ohio 45432
Attention: Legal Department
Facsimile: 927-259-7813
Email: Brian.hylander@aes.com

with a copy to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
Attention:     William S. Lamb, Esq.
Facsimile:     212.259.2557
Email:     bill.lamb@bakerbotts.com

Each such notice, request or other communication shall be given (i) by mail (postage prepaid, registered or certified mail, return receipt requested), (ii) by hand delivery, (iii) by nationally recognized courier service or (iv) by facsimile or e-mail. Each such notice, request or communication shall be effective (i) if mailed, three calendar days after mailing at the address specified in this Section (or in accordance with the latest unrevoked written direction from such Party), (ii) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section (or in accordance with the latest unrevoked written direction from the receiving Party), (iii) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section (or in accordance with the latest unrevoked written direction from the receiving Party), and the appropriate confirmation is received and (iv) if by e-mail, upon delivery; provided, that notices received on a day that is not a Business Day or after the close of business on a Business Day will be deemed to be effective on the next Business Day.
SECTION 9.02    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
SECTION 9.03    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.04    Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Each Party may, by an instrument in writing signed on behalf of such Party, waive compliance by any other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Notwithstanding anything to the contrary herein, this Section 9.04 and Section 5.15 (Financing), Section 9.05 (Entire Agreement; No Third Party Beneficiaries), Section 9.06 (Governing Law) and Section 9.08 (Consent to Jurisdiction; Waiver of Jury Trial) may not be amended or modified in a manner that adversely affects the right of the Financing Parties without the prior written consent of the Financing Sources.
SECTION 9.05    Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Ancillary Agreements and other written agreements, Schedules and certificates referred to herein or delivered pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except as provided in Article 9, and except for the Financing Parties who shall be express third party beneficiaries with respect to this Section 9.05 and Section 9.04

(Amendments), Section 9.06 (Governing Law) and Section 9.08 (Consent to Jurisdiction; Waiver of Jury Trial), this Agreement is for the sole benefit of the Parties and their permitted assigns and is not intended to confer upon any other Person any rights or remedies hereunder.
SECTION 9.06    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the laws of the State of New York, exclusive of real property matters, which shall be governed by the laws of the jurisdiction where the real property is located.
SECTION 9.07    Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms and that any remedy at law for any breach of the provisions of this Agreement would be inadequate. Accordingly, the Parties acknowledge and agree that each Party hereto shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof pursuant to Section 9.08, this being in addition to any other remedy to which they are entitled at law or in equity.
SECTION 9.08    Consent to Jurisdiction; Waiver of Jury Trial. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County, New York or the courts of the United States of America located in the Southern District of New York, in each case, in the Borough of Manhattan (or any appellate court therefrom) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties hereto further agrees that service of any process, summons, notice or document by U.S. certified mail to such Party’s respective address set forth in Section 9.01 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) courts of the State of New York located in New York County, New York or (b) the courts of the United States of America located in the Southern District of New York, in each case, in the Borough of Manhattan (or any appellate courts there from) and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Notwithstanding anything in this Agreement to the contrary, each of the Parties agrees that it will not bring or support any dispute, suit, action or claim against any Financing Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement in any forum other than the forums identified above in this Section 9.08.
SECTION 9.09    Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of each of the other Parties; provided, that Buyer may, without the prior written consent of any other

Party, (a) transfer, in whole or in part, its rights and obligations under this Agreement and any Ancillary Agreement to one or more Affiliates for purposes of having such Affiliate(s) take ownership of all or a portion of the Acquired Assets, and assume all or a portion of the Assumed Liabilities, so long as (i) Buyer remains jointly and severally obligated to satisfy all of Buyer’s obligations under the terms of this Agreement and (ii) if such transfer occurs prior to the Closing Date, the obligations of Buyer Guarantor hereunder remain in full force and effect and (b) collaterally assign all or any portion of its interest in this Agreement or any Ancillary Agreement to its and any of its Affiliates’ lenders or other parties providing financing to Buyer or any of its Affiliates and grant to such lenders or financing parties the power to assign the same upon prior written notice to Seller in connection with the exercise of such lenders’ or financing parties’ remedies. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section shall be null and void, ab initio.
SECTION 9.10    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 9.11    Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement. Any disclosure in the Seller Disclosure Schedule or Buyer Disclosure Schedule corresponding to and qualifying a specific numbered paragraph or Section hereof shall be deemed to correspond to and qualify any other numbered paragraph or Section relating to such Party, but only if the relevance of such disclosure to such other numbered paragraph or Section is reasonably apparent on its face. Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.
SECTION 9.12    No Recourse to Financing Parties. None of Seller, Parent any of their respective Affiliates shall have any rights or claims against any Financing Party, in connection with this Agreement or the Financing, whether at law or equity, in contract, in tort or otherwise.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

AES OHIO GENERATION, LLC, as Seller

By:     __________________________________
Name:
Title:

DPL INC., as Parent

By:     __________________________________
Name:
Title:

KIMURA POWER, LLC, as Buyer

By:     __________________________________
Name:
Title:

ROCKLAND POWER PARTNERS III, LP, as Buyer Guarantor (solely with respect to Sections 5.09 and 8.04(f))

By: Rockland Power Partners III GP, LLC, its General Partner

By:     __________________________________
Name:
Title:

[Signature Page to Asset Purchase Agreement]

2

Exhibit A
Defined Terms

As used in the Agreement, the following terms have the following meanings:
“2021/22 Auction” means the 2021-2022 PJM RPM Base Residual Auction (as defined by PJM).
“Acid Rain Program” means the program established by Title IV of the Clean Air Act Amendments of 1990, as implemented by EPA pursuant to 40 C.F.R. Parts 72-78, as such rules are updated from time to time pursuant to subsequent rules, adjustments, opinions and guidance by Governmental Entities of competent jurisdiction.
“Acquired Assets” has the meaning set forth in Section 2.01(a).
“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For the avoidance of doubt, the term “Affiliate” when used in this Agreement with respect to Seller, shall include The Dayton Power and Light Company and its Affiliates from which Seller acquired certain assets and liabilities associated with the Projects.
“Agreement” has the meaning set forth in the Preamble.
“Allocation” has the meaning set forth in Section 5.03(e).
“Ancillary Agreements” means, collectively, the Assignment and Assumption of Easement Agreements, the Assignment and Assumption of Pipeline Easement, the Assignment of Transferred Intellectual Property Agreement, the Bill of Sale, the Deeds, the Property Tax Allocation Agreement, the PJM Transition Services Agreement, the Transition Services Agreement, the FIRPTA Certificate, the Assignment and Assumption of Interconnection Service Agreements, the Assignment and Assumption of Auxiliary Power Agreements, any certificate delivered at the Closing to a Party by the other Party or Parties pursuant to this Agreement and all other agreements between the Parties or their Affiliates entered into pursuant to the terms hereof in order to carry out the transactions contemplated by this Agreement.
“Assignment and Assumption of Auxiliary Power Agreements” means an Assignment and Assumption of Auxiliary Power Agreements to be executed by Buyer and Seller at the Closing, substantially in the form attached hereto as Exhibit C.
“Assignment and Assumption of Easement Agreements” means one or more Assignment and Assumption of Easement Agreements to be executed by Buyer and Seller at the Closing, in form sufficient for recording in the appropriate real property records and substantially in the form attached hereto as Exhibit D.

“Assignment and Assumption of Interconnection Service Agreements” means an Assignment and Assumption of Interconnection Service Agreements to be executed by Buyer and Seller at the Closing, substantially in the form attached hereto as Exhibit E.
“Assignment and Assumption of Pipeline Easement” means an Assignment and Assumption of Pipeline Easement to be executed by Buyer and Seller at the Closing, in form sufficient for recording in the appropriate real property records and substantially in the form attached hereto as Exhibit F.
“Assignment of Transferred Intellectual Property Agreement” means the Assignment of Transferred Intellectual Property Agreement to be executed by Buyer and Seller at the Closing substantially in the form attached hereto as Exhibit G.
“Assumed Contracts” has the meaning set forth in Section 2.01(a)(viii).
“Assumed Liabilities” has the meaning set forth in Section 2.01(c).
“Base Purchase Price” has the meaning set forth in Section 2.02(b).
“Base Purchase Price Adjustment Amount” means an amount equal to the product of (a) the number of days from and including the date that is six (6) months after the date of this Agreement through and including the Closing Date and (b) $75,000.
“Benefit Plan” means each material compensation or benefit plan, program, agreement or arrangement relating to compensation, employee benefits, severance, employment, vacation, incentive compensation or bonus compensation, in each case that is sponsored, maintained or contributed to by Seller or an ERISA Affiliate thereof for the benefit of any Plant Employee.
“Bill of Sale” means the Bill of Sale, Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit H, containing the assignment and assumption of the Acquired Assets other than Intellectual Property (assigned pursuant to the Assignment of Transferred Intellectual Property Agreement), Owned Real Property (transferred pursuant to the Deed), the Tait Pipeline Easement (assigned pursuant to an Assignment and Assumption of Pipeline Easement) and Transferred Easements (assigned pursuant to one or more Assignment and Assumption of Easement Agreements).
“Book Amounts” has the meaning set forth in Section 3.05(a).
“Budgeted Major Maintenance and Capex” has the meaning set forth in Section 5.02(d).
“Business” means the business of owning and operating the Projects and generating and delivering electric energy and capacity and other electric products and services from the Projects.
“Business Day” means any day other than a Saturday or Sunday or any day banks in the State of New York are authorized or required to be closed.
“Buyer” has the meaning set forth in the Preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 5.07(g).
“Buyer Guarantor” has the meaning set forth in the Preamble.
“Buyer Disclosure Schedule” means the schedule attached hereto as Schedule A.
“Buyer’s Required Consents” means the consents marked with an asterisk in Section 4.03 of the Buyer Disclosure Schedule.
“Buyer’s Statement” has the meaning set forth in Section 2.04(a).
“Cap” has the meaning set forth in Section 8.01(c).
“Capacity Obligations” has the meaning set forth in Section 5.17(a).
“Capacity Revenues” has the meaning set forth in Section 5.17(a).
“Casualty Loss” has the meaning set forth in Section 5.14.
“Claim” means any demand, claim, action, suit, complaint, legal proceeding (whether at law or in equity), investigation, inquiry, subpoena, arbitration or mediation.
“Claim Notice” has the meaning set forth in Section 8.03(a).
“Closing” has the meaning set forth in Section 2.02(d).
“Closing Date” has the meaning set forth in Section 2.02(d).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company Material Adverse Effect” means the occurrence of any change, event or effect that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the assets, business, condition (financial or otherwise) or results of operations of the Business or the Acquired Assets, taken as a whole, except for any such change, event or effect resulting from or arising out of (a) any changes generally affecting the industries in which the Projects operate (including the electric and natural gas generating, transmission or distribution industries), whether international, national, regional, state or local, (b) changes in international, national, regional, state or local wholesale or retail markets for electric power, natural gas or fuel supply or transportation or related products and operations, including those due to actions by competitors and regulators, (c) changes in general regulatory or political conditions, including any acts of war or terrorist activities, (d) changes in international, national, regional, state or local electric transmission or distribution systems generally, (e) changes in the markets for or costs of commodities or supplies, including fuel, generally, (f) effects of weather, meteorological events or other natural disasters or natural occurrences beyond the control of Seller, (g) any change of Law or regulatory policy, including any rate or tariff, and any application thereof, (h) changes or adverse conditions in the financial, banking or securities markets, including those relating to debt financing and, in each case, including any disruption thereof and any decline in the price of any security or any market index, (i) the negotiation, announcement, execution or delivery of this Agreement or the pendency, pursuit or consummation of the transactions contemplated hereby, including any litigation resulting therefrom, (j) any change in generally applicable accounting requirements or principles, (k) any labor strike, request for representation, organizing campaign, work stoppage, slowdown or other labor dispute; (l) any new generating facilities and their effect on pricing or transmission, (m) any change or effect which is cured in full at the sole expense and liability of Seller (including by means of any cash payment or payments) by the date that is the earlier of the Closing Date or the date that is thirty (30) days after the date of such change or effect; provided, that any such cure shall be acceptable to Buyer in its reasonable discretion; and (n) any actions taken in accordance with this Agreement or requested in writing by Buyer, except that any items set forth in clauses (a) through (g), (k) or (l) shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent such change, event or effect has, or would reasonably be expected to have, a disproportionate impact on the Business or the Acquired Assets, relative to other similarly situated businesses in the same industries and markets.
“Condemnation Event” has the meaning set forth in Section 5.14.
“Condemnation Value” has the meaning set forth in Section 5.14.
“Confidentiality Agreement” has the meaning set forth in Section 5.04(a).
“Consent” has the meaning set forth in Section 3.03.
“Continuing Employee” means each Plant Employee who accepts a Qualifying Offer of Employment.
“Continuing Guarantees” has the meaning set forth in Section 5.08(g).
“Contract” means any written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, undertaking, arrangement or other agreement or commitment that is legally binding.
“Control” (including lower case uses, and correlative meanings including “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
“CSAPR” means the U.S. Environmental Protection Agency’s Cross-State Air Pollution Rule, 40 C.F.R. §§ 51, 52, 72, 78 and 97 (2017), as such rule is updated from time to time pursuant to subsequent rules, adjustments, opinions and guidance by Governmental Entities of competent jurisdiction.
“Current Assets” means, as of the Effective Time, the current assets of the Acquired Assets, determined in accordance with the policies, procedures and values set forth on Schedule C. For the avoidance of doubt, Current Assets shall not include any Excluded Assets.

“Current Liabilities” means, as of the Effective Time, the current liabilities of the Assumed Liabilities, determined in accordance with the policies, procedures and values set forth on Schedule C. For the avoidance of doubt, Current Liabilities shall not include any Excluded Liabilities.
“Deductible” has the meaning set forth in Section 8.01(b)(i).
“Deed” means, with respect to each parcel of Owned Real Property, the instrument of conveyance customary to the applicable jurisdiction to be executed by Seller (or its relevant Affiliate) at the Closing in order to convey to Buyer Seller’s interest in such parcel of Owned Real Property, free and clear of all Liens other than Permitted Liens, in form sufficient for recording in the appropriate real property records and substantially in the form attached hereto as Exhibit I.
“Dollars” or “$” means the lawful currency of the United States of America.
“Effective Time” has the meaning set forth in Section 2.02(d).
“Easement Real Property” has the meaning set forth in Section 3.15(b).
“Easements” means all easements, rights of way and rights of ingress or egress appurtenant to real property.
“Emission Allowances” means emissions allowances allocated to or relating to the Projects, as required for compliance with the Acid Rain Program for Sulfur Dioxide emissions, and for compliance with CSAPR, including Sulfur Dioxide, annual Nitrogen Oxide and seasonal Nitrogen Oxide emissions.
“Environmental Condition” means the presence or Release of Pollutants at, on, in, under, or migrating to or from the Acquired Assets, including any migration of Pollutants through air, surface and subsurface water, groundwater, soil and sediments or other environmental medium.
“Environmental Law” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any natural resource), (b) the protection of human health or the health and safety of workers or the public, (c) human or ecological exposure to Pollutants, or (d) the release, transport, storage, disposal or migration of Pollutants.
“Environmental Liabilities” means any and all liabilities arising out of, caused by or relating to any (a) Environmental Condition; (b) Release of Pollutants; (c) Claim alleging any violation of, or liability under, any Environmental Law; (d) planning or performance of any Response Action; (e) violations or alleged violations of, or noncompliance or alleged noncompliance with, an Environmental Law or an Environmental Permit; or (f) Contract, or other consensual arrangement, pursuant to which any liability is assumed or imposed with respect to any environmental, health or safety matter.
“Environmental Permit” means any permit, license, franchise, approval, authorization, registration, certificate, variance, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such first entity, or that is a member of the same “controlled group” as such first entity pursuant to Section 4001(a)(14) of ERISA.
“Estimated Purchase Price” means an amount equal to the sum of (a) the Base Purchase Price, plus (b) Seller’s good faith estimate of the Net Working Capital Adjustment Amount, minus (c) if the Closing has not occurred prior to the bid submission deadline for the 2021/22 Auction, Seller’s good faith estimate of the Uncleared BRA Capacity Adjustment Amount, minus (d) if the Closing has not occurred on or prior to the date that is six (6) months after the date of this Agreement, Seller’s good faith estimate of the Base Purchase Price Adjustment Amount.
“Estimated Statement” has the meaning set forth in Section 2.02(c).
“Excluded Assets” has the meaning set forth in Section 2.01(b).
“Excluded Intellectual Property” means generally commercially available, “off-the-shelf” software programs, Seller’s Marks and the Intellectual Property set forth on Section 2.01(b)(xvi) of the Seller Disclosure Schedule.
“Excluded Liabilities” has the meaning set forth in Section 2.01(d).
“Excluded Tax Liabilities” has the meaning set forth in Section 2.01(d)(iv).
“FERC” means the Federal Energy Regulatory Commission or its successor Governmental Entity.
“Filing” has the meaning set forth in Section 3.03.
“Financing” means any financing by Buyer of the Acquired Assets or any portion thereof in connection with the transactions contemplated by this Agreement.
“Financing Party” means any Financing Source or any Affiliate thereof or any of their respective stockholders, members, partners, managers, officers, directors, employees, agents, advisors, representatives, successors or permitted assigns.
“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange the Financing or otherwise entered into agreements in connection with all or any part of the Financing or any other financing in connection with the transactions contemplated by this Agreement.

“FIRPTA Certificate” means the Certificate of Non-Foreign Status to be executed by Seller at the Closing substantially in the form attached hereto as Exhibit B.
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing (including, for the avoidance of doubt, FERC, NERC and PJM).
“Guarantee Payment Cap” has the meaning set forth in Section 8.04(f).
“Guaranteed Obligations” has the meaning set forth in Section 8.04(f).
“Guarantees” has the meaning set forth in Section 5.08(g).
“Hutchings” has the meaning set forth in the Recitals.
“Improvements” means all buildings, structures, improvements, facilities, fixtures, building systems and equipment, and all components thereof, owned by Seller.
“Indebtedness” means, with respect to any Person, the aggregate amount (including the current portions thereof) of all (a) indebtedness for money borrowed from others, purchase money obligations, capitalized lease obligations, obligations to pay deferred purchase price of assets, services or securities and reimbursement obligations for letters of credit or similar instruments that have been drawn, in each case of such Person, (b) indebtedness evidenced by any note, bond, debenture or other debt security, excluding any surety bonds, (c) liabilities or other obligations associated with interest rate or other derivative securities, (d) indebtedness of the type described in subsections (a) through (c) above guaranteed, directly or indirectly, in any manner by such Person or for which such Person may be liable, but excluding endorsements of checks and other instruments in the ordinary course of business, (e) interest expense accrued but unpaid on or relating to any of such indebtedness, and (f) prepayment penalties, premiums, late charges, penalties and collection fees relating to any of such indebtedness.
“Indemnifiable Losses” means any and all claims, injuries, lawsuits, liabilities, losses, damages, Taxes, judgments, fines, interest, penalties, costs and expenses, including the reasonable fees and disbursements of counsel (including fees of attorneys and paralegals, whether at the pre-trial, trial, or appellate level, or in arbitration) and all amounts reasonably paid in investigation, defense, or settlement of any of the foregoing.
“Indemnified Buyer Entities” has the meaning set forth in Section 8.01(a).
“Indemnified Entity” has the meaning set forth in Section 8.03(a).
“Indemnified Seller Entities” has the meaning set forth in Section 8.02(a).

“Indemnifying Entity” has the meaning set forth in Section 8.03(a).
“Independent Accountants” has the meaning set forth in Section 2.04(b).
“Insurance Policies” has the meaning set forth in Section 3.16.
“Intellectual Property” means all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, service mark rights, trade secrets, applications to register, and registrations for, the foregoing trademarks, service marks, know- how and other proprietary rights and information.
“Inventories” means any fuel inventories, materials, spare parts, consumable supplies, chemical and gas inventories owned by Seller or any of its Affiliates for use at or in connection with the Projects, whether located at the Projects, in transit to the Projects or stored offsite.
“Knowledge” means, (a) in the case of Seller, the actual knowledge (as opposed to any constructive or imputed knowledge) of the individuals listed in Section 1.01-2 of the Seller Disclosure Schedule, and (b) in the case of Buyer, the actual knowledge (as opposed to any constructive or imputed knowledge) of the individuals listed in Section 1.01-2 of the Buyer Disclosure Schedule, in each case, after due inquiry of such individual’s direct reports with overall responsibility for the specific subject matter.
“Labor Agreements” has the meaning set forth in Section 3.10(c).
“Law” means, with respect to any Person, any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity directly applicable to such Person or any of its respective properties or assets, as amended from time to time.
“Lien” means any mortgage, pledge, assessment, security interest, equitable interest, lien, adverse claim, assignment, charge, levy, encroachment, option, restriction, hypothecation, encumbrance or other agreement or arrangement which has the same or similar effect to the granting of security or of any similar right of any kind (including any conditional sale or other title retention agreement).
“Material Contracts” has the meaning set forth in Section 3.08(a).
“Montpelier” has the meaning set forth in the Recitals.
“Monument” has the meaning set forth in the Recitals.
“NERC” means North American Electric Reliability Corporation and its regional entities or any successors thereto.
“Net Working Capital” means the Current Assets minus the Current Liabilities.

“Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to the difference of (a) the Net Working Capital minus (b) the Target Net Working Capital.
“Order” means any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Governmental Entity.
“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, operating agreement or such other organizational documents of such Person.
“Outside Date” has the meaning set forth in Section 8.05(b).
“Owned Real Property” means the real property relating to the Projects in which Seller has fee title interest, save and except all oil, gas and other minerals.
“Parent” has the meaning set forth in the Preamble.
“Parties or Party” has the meaning set forth in the Preamble.
“Permits” means any permit, subdivision approval, variance, license, franchise and other governmental authorization, consent and approval necessary to operate the Projects as presently conducted.
“Permitted Liens” means (a) with respect to any Real Property, matters disclosed by any title policy, title commitment, title abstract or title report provided to, or obtained by, Buyer in connection with the transactions contemplated hereby, including, without limitation, pursuant to or in connection with Section 5.16(a) hereof, (b) with respect to any Real Property, matters that would be disclosed by a current, accurate and complete ALTA survey of each parcel of Real Property, including without limitation, pursuant to or in connection with Section 5.16(b) hereof, (c) with respect to any Real Property, the Retained Easements and all matters disclosed on Section 1.01-3 of the Seller Disclosure Schedule, (d) with respect to any Real Property, such other imperfections of title, Easements, encumbrances, restrictions and other non-monetary Liens which do not, individually or in the aggregate, materially detract from the value of any Real Property or materially and adversely affect the use of such Real Property for its current purpose, (e) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s and other like Liens arising in the ordinary course of business to the extent relating to amounts not yet due and payable or that are being contested in good faith by appropriate proceedings, (f) Liens for Taxes not yet due and payable, or being contested in good faith through proper proceedings, (g) with respect to any Real Property, zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity applicable to any of the Projects and the Real Property related thereto, (h) Liens arising under conditional sales contracts and equipment leases with third parties to the extent included in the Assumed Contracts and (i) such other imperfections of title, encumbrances, and other Liens affecting the Acquired Assets, which do not, individually or in the aggregate materially interfere with the ability of Seller to conduct the Business as currently conducted.

“Person” means any individual, corporation, partnership, joint venture, trust, association, organization, Governmental Entity or other entity.
“PJM” means PJM Interconnection, L.L.C. or any successor thereto.
“PJM Transition Services Agreement” means a PJM Transition Services Agreement to be executed by Buyer and Seller at the Closing, substantially in the form attached hereto as Exhibit J.
“Plant Employees” means all employees who provide services solely or primarily at the Projects.
“Pollutants” means any solid, liquid, gaseous or thermal irritant, waste or contaminant, or hazardous or toxic substance, material or waste, including ash, coal combustion residuals, soot, acids, alkalis, or toxic chemicals, solid waste, universal waste, medical waste and waste material, asbestos or asbestos containing materials and/or by-products or progeny thereof. Pollutants include, but are not limited to, all of the following: solid wastes, hazardous wastes and any constituents thereof (as defined in Section 1004 of the federal Resource Conservation and Recovery Act or regulations promulgated pursuant to this law); hazardous substances, pollutants and contaminants (as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (“CERCLA”), or regulations promulgated pursuant to such laws); substances, materials and wastes that are now or become listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by EPA (40 CFR Part 302), and amendments thereto, as hazardous substances; substances, materials and wastes designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1117), or regulations promulgated pursuant to such laws; oil or petroleum products; chemical liquids or solid, liquid, or gaseous products; polychlorinated biphenyls (“PCBs”); any substances, materials and wastes that are or become defined as a solid waste or toxic or hazardous substance, material, pollutant or contaminant under any existing or future reported decision of a federal, state, or local court of the state in which the Owned Real Property is located, under any state or local ordinances or regulations; and any substances, materials and wastes, the presence of which requires or may require investigation or remediation under, or could give rise to liability under, any existing or future Environmental Law, or statutory or common law theory, all as amended, replaced or succeeded.
“Post-Closing Credit” means, except to the extent included as a Current Asset in the calculation of Net Working Capital, any credit, refund, reimbursement, rebate or cash proceeds from any third party (whether in connection with an allowance, adjustment or otherwise), including any Governmental Entity, or any class action or other settlement payment or award granted by any third party, including any Governmental Entity, that becomes payable or is paid to Seller post-Closing and that arose out of or is related to the operation of any Project during any pre-Closing period.
“Project Easements” has the meaning set forth in Section 3.15(a).
“Projects or Project” has the meaning set forth in the Recitals.

“Property Tax Allocation Agreement” means a Property Tax Allocation Agreement to be executed by Buyer and Seller at the Closing, in substantially the form attached hereto as Exhibit K.
“Purchase Price” has the meaning set forth in Section 2.02(b).
“R&W Insurance” has the meaning specified in Section 5.13(b).
“RTUs” has the meaning set forth in Section 5.08(h).
“Qualifying Offer of Employment” means an offer of employment that (i) is open for at least fifteen (15) days, (ii) is for a position with substantially comparable job responsibility, location, salary or wages (as applicable) and target incentive opportunity, and other retirement, welfare and fringe benefits that are no less favorable in the aggregate to those provided to such employees immediately prior to the Closing Date, (iii) provides for employment to commence as 12:01 a.m. of the day immediately following the Closing Date; and (iv) complies in all respects with applicable Law, including Laws governing employment discrimination, wages and hours, employee classifications, immigration and work conditions.
“Real Property” has the meaning set forth in Section 3.15(b).
“Records” has the meaning set forth in Section 2.01(a)(x).
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Released Liabilities” has the meaning set forth in Section 7.02(b).
“Representatives” means, as to any Person, the officers, directors, managers, employees, counsel, accountants, financial advisers and consultants of such Person.
“Represented Employees” has the meaning set forth in Section 3.10(c).
“Required Consents” means, collectively, the Buyer’s Required Consents and the Seller’s Required Consents.
“Restoration Cost” has the meaning set forth in Section 5.14.
“Restructuring” has the meaning set forth in the Recitals.
“Response Action” means any action of any kind to address an Environmental Condition, including any or all of the following activities: (a) monitoring, investigation, assessment, treatment, abatement, cleanup, containment, removal, mitigation, response or restoration action or work; (b) obtaining any permits, including Environmental Permits, to conduct any such activity; (c) preparing and implementing any plans or studies for any such activity; (d) obtaining a written notice from a Governmental Entity with jurisdiction under Environmental Laws that no material additional work is required by such Governmental Entity; (e) the use, implementation, application, installation, operation or maintenance of removal actions and response actions, remedial technologies applied to the surface or subsurface soils or sediments, excavation and treatment or disposal of soils or sediments, systems for long-term treatment of surface water or ground water, engineering controls or institutional controls; (f) the storage, transportation, treatment, disposal, Release or recycling of Pollutants, or the arrangement for such activities, at or to any location; and (g) any other activities reasonably determined by a party to be necessary or appropriate or required under Environmental Laws to address an Environmental Condition.
“Restricted Assets” has the meaning set forth in Section 5.08(e).
“Retained Easements” has the meaning set forth in Section 2.01(b)(xiii).
“RPM” has the meaning set forth in Section 5.17.
“Schedules” means, collectively, the Buyer Disclosure Schedule and the Seller Disclosure Schedule, and each is referred to as a “Schedule.”
“Securities Act” means the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended, and the rules and regulations promulgated thereunder.
“Seller” has the meaning set forth in the Preamble.
“Seller 401(k) Plan” has the meaning set forth in Section 5.07(g).
“Seller Disclosure Schedule” means the schedule attached hereto as Schedule B.
“Seller Severance Plan” has the meaning set forth in Section 5.07(d).
“Seller Material Adverse Effect” means any change, event or effect that has a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement.
“Seller’s Marks” has the meaning set forth in Section 5.10.
“Seller’s Required Consents” means the consents marked with an asterisk in Section 3.03 of the Seller Disclosure Schedule.
“Sidney” has the meaning set forth in the Recitals.
“Specified Representations” has the meaning set forth in Section 7.01.
“Straddle Period” means a taxable period that begins on or before and ends after the Closing Date.

“Tait” has the meaning set forth in the Recitals.
“Tait 1-7” has the meaning set forth in the Recitals.
“Tait Pipeline Easement” has the meaning set forth in Section 2.01(a)(vi).
“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items or tangible personal property (other than Inventories) of every kind owned or leased by Seller or any of its Affiliates (wherever located and whether or not carried on Seller’s books) primarily used by a Project, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities used for the receipt of fuel and water and the delivery of the electrical output of such Project, and all other Improvements relating to the ownership, operation and maintenance of such Project.
“Target Net Working Capital” means $6,000,000.
“Tax” or “Taxes” means (a) all net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, goods and services, consumption, harmonized sales, franchise, margin, levies, imposts, capital, capital gains, bank shares, withholding, payroll, employer health, real property, personal property, customs duties, employment, excise, property, deed, stamp, alternative, net worth or add-on minimum, environmental or other taxes, assessments, duties, levies or similar governmental charges in the nature of a tax imposed by any Governmental Authority, whether disputed or not, together with any interest, penalties, fines, additions to tax or additional amounts with respect thereto and (b) any liability in respect of any item described in clause (a) that arises by reason of a Contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax return) or otherwise.
“Tax Proceeding” has the meaning set forth in Section 5.03(c).
“Tax Returns” means any return, report or similar statement required to be filed with a Taxing Authority with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.
“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
“Third Party” has the meaning set forth in Section 8.03(a).
“Title Company” means First American Title Insurance Company (Attn: Larry Cantor and Jeff Carusone).
“Title Insurance Policy” has the meaning set forth in Section 5.16(a).

“Transfer Taxes” means all transfer, real property transfer, sales, use, goods and services, value added, documentary, stamp duty, gross receipts, excise, and conveyance Taxes and other similar Taxes, duties, fees or charges.
“Transferred Allowances” has the meaning set forth in Section 2.01(a)(xiv).
“Transferred Easements” has the meaning set forth in Section 2.01(a)(v).
“Transferred Permits” has the meaning set forth in Section 2.01(a)(ix).
“Transition Services Agreement” means a Transition Services Agreement to be executed by Buyer and Seller at the Closing, substantially in the form attached hereto as Exhibit L.
“Uncleared BRA Capacity Adjustment Amount” has the meaning set forth in Schedule D.
“Yankee” has the meaning set forth in the Recitals.

Exhibit B
Form of FIRPTA Certificate

B-1

Exhibit C
Form of Assignment and Assumption of Auxiliary Power Agreements

C-1

Exhibit D
Form of Assignment and Assumption of Easement Agreements

D-1

Exhibit E
Form of Assignment and Assumption of Interconnection Services Agreements

E-1

Exhibit F
Form of Assignment and Assumption of Pipeline Easement

F-1

Exhibit G
Form of Assignment of Transferred Intellectual Property Agreement

G-1

Exhibit H
Form of Bill of Sale, Assignment and Assumption Agreement

H-1

Exhibit I
Form of Deed

I-1

Exhibit J
Form of PJM Transition Services Agreement

J-1

Exhibit K
Form of Property Tax Allocation Agreement

K-1

Exhibit L
Form of Transition Services Agreement

L-1

Exhibit M
Form of Seller Affidavit

M-1

Schedule A

Schedule B

Schedule C

Schedule D

Uncleared BRA Capacity Adjustment Amount
“Uncleared BRA Capacity Adjustment Amount” means the sum of (i) the Hutchings BRA Adjustment Amount, (ii) the Montpelier BRA Adjustment Amount, (iii) the Monument BRA Adjustment Amount, (iv) the Sidney BRA Adjustment Amount, (v) the Tait BRA Adjustment Amount and (vi) the Yankee BRA Adjustment Amount. All resources will be offered on a unit specific basis with a 4% EFORd, unless the 4% EFORd exceeds the maximum value allowed by PJM for the unit in the 2021/2022 BRA, in which case the PJM maximum allowable EFORd will be used in the offer for that unit.

Where,

“AEP Zone Cleared Capacity Price” means the Cleared Capacity Price for Capacity Performance Resources Area (as defined by PJM) for the AEP Zone, in $ per MW-day as established by the results of the 2021/22 Auction.
“DAY Zone Cleared Capacity Price” means the Cleared Capacity Price for Capacity Performance Resources Area (as defined by PJM) for the DAY Zone, in $ per MW-day as established by the results of the 2021/22 Auction.
“Hutchings BRA Adjustment Amount” means an amount determined as follows: (a) the product of (i) the DAY Zone Cleared Capacity Price, (ii) 24.0 MW and (iii) 365 days, minus (b) the product of (i) the DAY Zone Cleared Capacity Price, (ii) the Hutchings Cleared Capacity Amount and (iii) 365 days; provided that the Hutchings BRA Adjustment Amount shall not be less than $0.
“Hutchings Cleared Capacity Amount” means the amount of capacity cleared with respect to Hutchings in the 2021/22 Auction.
“Montpelier BRA Adjustment Amount” means an amount determined as follows: (a) the product of (i) the AEP Zone Cleared Capacity Price, (ii) 226.6 MW and (iii) 365 days, minus (b) the product of (i) the AEP Zone Cleared Capacity Price, (ii) the Montpelier Cleared Capacity Amount and (iii) 365 days; provided that the Montpelier BRA Adjustment Amount shall not be less than $0.
“Montpelier Cleared Capacity Amount” means the amount of capacity cleared with respect to Montpelier in the 2021/22 Auction.
“Monument BRA Adjustment Amount” means an amount determined as follows: (a) the product of (i) the DAY Zone Cleared Capacity Price, (ii) 11.5 MW and (iii) 365 days, minus (b) the product of (i) the DAY Zone Cleared Capacity Price, (ii) the Monument Cleared Capacity Amount and (iii) 365 days; provided that the Monument BRA Adjustment Amount shall not be less than $0.

“Monument Cleared Capacity Amount” means the amount of capacity cleared with respect to Monument in the 2021/22 Auction.
“Sidney BRA Adjustment Amount” means an amount determined as follows: (a) the product of (i) the DAY Zone Cleared Capacity Price, (ii) 11.5 MW and (iii) 365 days, minus (b) the product of (i) the DAY Zone Cleared Capacity Price, (ii) the Sidney Cleared Capacity Amount and (iii) 365 days; provided that the Sidney BRA Adjustment Amount shall not be less than $0.
“Sidney Cleared Capacity Amount” means the amount of capacity cleared with respect to Sidney in the 2021/22 Auction.
“Tait BRA Adjustment Amount” means an amount determined as follows: (a) the product of (i) the DAY Zone Cleared Capacity Price, (ii) 562.6 MW and (iii) 365 days, minus (b) the product of (i) the DAY Zone Cleared Capacity Price, (ii) the Tait Cleared Capacity Amount and (iii) 365 days; provided that the Tait BRA Adjustment Amount shall not be less than $0.
“Tait Cleared Capacity Amount” means the amount of capacity cleared with respect to Tait in the 2021/22 Auction.
“Yankee BRA Adjustment Amount” means an amount determined as follows: (a) the product of (i) the DAY Zone Cleared Capacity Price, (ii) 97.4 MW and (iii) 365 days, minus (b) the product of (i) the DAY Zone Cleared Capacity Price, (ii) the Yankee Cleared Capacity Amount and (iii) 365 days; provided that the Yankee BRA Adjustment Amount shall not be less than $0.
“Yankee Cleared Capacity Amount” means the amount of capacity cleared with respect to Yankee in the 2021/22 Auction.